Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

WGL ENERGY SYSTEMS, INC.,

WGSW, INC.,

and

TERRAFORM ARCADIA HOLDINGS, LLC

dated as of

July 19, 2019

i

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		Page

Section 11.08	No Third-Party Beneficiaries	70
Section 11.09	Amendment and Modification; Waiver	70
Section 11.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	70
Section 11.11	Specific Performance	71
Section 11.12	Counterparts	71
Section 11.13	Non-Recourse	71

Annex
Annex I	Additional Closing Deliverables
Annex II	Company Subsidiaries and Projects
Annex III	Base Purchase Price
Annex IV	Allocation of Base Purchase Price by Project
Annex V	ASD Solar Base Purchase Price

Exhibits
Exhibit A	Form of Membership Interest Assignment Agreement
Exhibit B	Form of Buyer Parent Guaranty
Exhibit C	Form of Seller Parent Guaranty
Exhibit D	Sample Net Working Capital Calculation
Exhibit E	Sellers’ Knowledge Persons
Exhibit F	Arcadia Fuel Cell Project Asset Transfer Agreement
Exhibit G-1	Arcadia Solar Transfer Agreement
Exhibit G-2	Arcadia Solar Ownership Interest Transfer Agreement
Exhibit H	Form of Escrow Agreement

Seller Schedules
Schedule 2.06(a)(iii)	Seller Cash Collateral
Schedule 3.03(e)	Ownership Matters
Schedule 3.04(a)	Subsidiaries of the Company
Schedule 3.04(c)	Subsidiary Matters
Schedule 3.05	Seller Consents and Notices
Schedule 3.07	Company Liabilities
Schedule 3.09(a)	Company Contracts
Schedule 3.09(b)	Contract Defaults
Schedule 3.10(a)	Company Intellectual Property
Schedule 3.10(b)	Intellectual Property Matters
Schedule 3.12(a)	Legal Proceedings
v

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Schedule 3.12(b)	Governmental Orders
Schedule 3.13(a)	Compliance with Laws
Schedule 3.13(b)	Permit Matters
Schedule 3.14	Environmental Matters
Schedule 3.16	Tax Matters
Schedule 3.18	Affiliate Transactions
Schedule 3.19	Indebtedness
Schedule 3.23	Credit Support Obligations
Schedule 4.02(c)	Project Asset Liens
Schedule 4.03	Permits
Schedule 4.04	Project Contracts
Schedule 4.04(e)	Project Contract Indemnity Claims
Schedule 4.05(f)	Real Property Matters
Schedule 4.07	Regulatory Status

Buyer Schedules
Schedule 5.02	Buyer Consents, Notices and Filings

Other Schedules
Schedule 6.04(a)	Director and Officer Agreements
Schedule 6.13	Unreleased Support Obligations
Schedule 6.14(a)	SFGF II Approved Projects
Schedule 6.14(c)	Incomplete Project
Schedule 6.15	Remediation Expenditures
Schedule 7.06	Property Tax Refund Claims

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 19, 2019 (the “Effective Date”), is entered into by and among WGL Energy Systems, Inc., a Delaware corporation (“WGL Seller”), WGSW, Inc., a Delaware corporation (“WGSW Seller”, and together with WGL Seller, the “Sellers” and each, a “Seller”) and TerraForm Arcadia Holdings, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, as of the Effective Date, WGL Seller and WGL Energy Services, Inc. (“WGL Energy Services”), an Affiliate (as defined below) of WGL Seller, own one hundred percent (100%) of the issued and outstanding membership interests in the Subsidiaries (as defined below) and the electric energy generating Projects (as defined below) set forth beneath their names on Annex II (collectively, the “Wholly Owned Assets”);

WHEREAS, WGL Seller owns one hundred percent (100%) of the issued and outstanding membership interests (the “AS Membership Interests”) of Arcadia Solar, LLC, a Delaware limited liability company (“Arcadia Solar”) which, after giving effect to the Project Asset Transfer and as of the Closing Date, owns the solar photovoltaic electric energy generating Projects set forth beneath its name on Annex II;

WHEREAS, WGL Seller owns one hundred percent (100%) of the issued and outstanding membership interests (the “AFC Membership Interests”) of Arcadia Fuel Cell, LLC, a Delaware limited liability company (“Arcadia Fuel Cell”) which, after giving effect to the Project Asset Transfer and as of the Closing Date, owns the fuel cell energy Projects set forth beneath its name on Annex II;

WHEREAS, WGSW Seller owns:

(a) one hundred percent (100%) of the issued and outstanding Class B Units (as defined below) (the “SFEE Membership Interests”) of SFEE, LLC, a Delaware limited liability company (“SFEE”) which directly owns the Company Subsidiary (as defined below) and indirectly owns the Project set forth beneath its name on Annex II;

(b) one hundred percent (100%) of the issued and outstanding Class B Units (the “SFGF Membership Interests”) of SFGF, LLC, a Delaware limited liability company (“SFGF”) which directly owns the Company Subsidiary and indirectly owns the Projects set forth beneath its name on Annex II;

(c) one hundred percent (100%) of the issued and outstanding Class B Units (the “SFGF II Membership Interests”) of SFGF II, LLC, a Delaware limited liability company (“SFGF II”) which directly owns the Project Companies (as defined below) and indirectly owns the Projects set forth beneath its name on Annex II;

(d) one hundred percent (100%) of the issued and outstanding Class B Membership Interests (as defined below) (the “SFRC Membership Interests”) of SFRC, LLC, a Delaware limited liability company (“SFRC”) which directly owns the Project Companies and indirectly owns the Projects set forth beneath its name on Annex II; and

(e) one hundred percent (100%) of the issued and outstanding membership interests (the “SF ECHO Membership Interests”) of SF ECHO LLC, a Delaware limited liability company (“SF ECHO”) which maintains and operates the residential solar Projects set forth beneath its name on Annex II;

WHEREAS, WGL Seller and its Affiliates desire to contribute, pursuant to the Project Asset Transfer Agreements and the terms and conditions set forth in this Agreement, all assets, assign all contracts and liabilities and perform other actions necessary to transfer the Wholly Owned Assets to Arcadia Solar and Arcadia Fuel Cell, respectively, prior to Closing (such actions, collectively, the “Project Asset Transfer”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests (as defined below), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
Definitions

Section 1.01          Definitions.  The following capitalized terms shall have the respective meanings set forth below:

“Action” means (i) any litigation, hearing, suit or arbitration, or (ii) any complaint, investigation, proceeding or claim of which the applicable Person has received written notice, in each case, by or before any Governmental Authority.

“Adjustment Variance” means the absolute value of the difference between: (a) the Working Capital determination made by the Neutral Auditor; minus (b) the Working Capital position of Buyer or Sellers, as applicable.

“AFC Membership Interests” has the meaning set forth in the Recitals.

“Affiliate” of a specified Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Notwithstanding the foregoing, each Company and Company Subsidiary shall be considered an Affiliate of Sellers with respect to all periods prior to and at the Closing, and each Company and Company Subsidiary shall be considered an Affiliate of Buyer only with respect to periods after the Closing.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or its capacity as sole or managing member or general partner, by contract or otherwise.  For purposes of this Agreement (i) no Seller shall be deemed an “Affiliate” of the other; and (ii) no entity shall be deemed an “Affiliate” of the Buyer unless it is a direct or indirect subsidiary of TerraForm Power, Inc.

“Agreement” has the meaning set forth in the Preamble.

“AMA” means, with respect to each Project, the applicable asset management agreement listed on Schedule 4.04.

“Arcadia Fuel Cell” has the meaning set forth in the Recitals.

“Arcadia Solar” has the meaning set forth in the Recitals.

“Arcadia Fuel Cell Project Asset Transfer Agreement” means the Project Asset Transfer Agreement by and among WGL Seller and Arcadia Fuel Cell, which shall be substantially in the form of Exhibit F.

“Arcadia Solar Transfer Agreement” means either: (a) the Project Asset Transfer Agreement by and between WGL Seller or WGL Energy Services, as applicable, and Arcadia Solar; or (b) the Ownership Interest Assignment Agreement by and between WGL Seller and Arcadia Solar, each of which shall be substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable.

“AS Membership Interests” has the meaning set forth in the Recitals.

“Assignment Agreement” means, with respect to the: (a) AS Membership Interests, AFC Membership Interests and SF ECHO Membership Interests, one or more Membership Interest Assignment Agreements, by and between Sellers and Buyer, in each case substantially in the form attached as Exhibit A; (b) SFGF II Membership Interests, a Membership Interest Assignment Agreement in the form attached as Exhibit E to the SFGF II LLC Agreement; (c) SFGF Membership Interests, a Membership Interest Assignment Agreement in the form attached as Exhibit F to the SFGF limited liability company agreement; (d) SFEE Membership Interests, a Membership Interest Assignment Agreement in the form attached as Exhibit F to the SFEE limited liability company agreement; and (e) SFRC Membership Interests, a Membership Interest Assignment Agreement in a form mutually agreed to among WSGW Seller, Buyer and RBC Tax Credit VI, LLC.

“Base Purchase Price” means the “Base Purchase Price” set forth on Annex III.

“Business Day” means a day other than Saturday, Sunday or any day on which banks that are members of the United States Federal Reserve System are authorized or obligated to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 5.01.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02.

“Buyer Parent Guaranty” means a guaranty agreement in favor of Sellers, substantially in the form attached as Exhibit B executed by TerraForm Power Operating, LLC or another Person that either has: (a) a credit rating of “BBB-” or higher by S&P or “Baa3” or higher by Moody’s; or (b) a tangible net worth of at least $350,000,000.

“Buyer Related Parties” has the meaning set forth in Section 10.02(b).

“Canadian Securities Laws” means the securities acts or similar statutes of each of the provinces of Canada and all rules, regulations, policy statements, notices and blanket orders or rulings thereunder.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Charter Documents” means, with respect to any Person that is an entity, all organizational documents and all limited liability company agreements, member agreements or similar Contracts relating to the ownership or governance of such Person.

“Claim Threshold” has the meaning set forth in Section 9.04(a).

“Class B Membership Interests” has the meaning set forth in the limited liability company agreement of SFRC.

“Class B Units” has the meaning set forth in the limited liability company agreement of SFEE, SFGF, SFGF II, and SFRC, as applicable.

“Closing” has the meaning set forth in Section 2.07.

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Payment” has the meaning set forth in Section 2.02.

“Code” means the United States Internal Revenue Code of 1986, or any successor statute.

“Company” and “Companies” means, individually, or collectively, as the context requires Arcadia Solar, Arcadia Fuel Cell, SFEE, SFGF, SFGF II, SFRC and SF ECHO.

“Company Contracts” has the meaning set forth in Section 3.09(a).

“Company Intellectual Property” has the meaning set forth in Section 3.10(a).

“Company Subsidiary” means each Subsidiary set forth in Schedule 3.04(a).

“Completion Deadline” has the meaning set forth in the SFGF II MPA.

“Confidentiality Agreement” means the Letter Agreement Regarding Confidential Treatment of Evaluation Material and Transaction Documents, dated as of April 4, 2019 among Buyer’s affiliate, Brookfield Renewable Power Inc., and Sellers, as amended by an addendum executed parties thereto on May 16, 2019.

“Contract” means any agreement, purchase order, commitment, mortgage, indenture, security agreement or other instrument or contract, entered into by a Person or by which a Person or any of its assets are bound.

“DAS Agreements” means, with respect to each Project, the applicable data acquisition systems services agreements set forth on Schedule 4.04.

“Data Room” means the virtual data room hosted by Intralinks and titled “Project Arcadia” which Buyer and its Representatives and counsel have been given access as such exists up to and until the Closing Date.

“Deductible” has the meaning set forth in Section 9.04(b).

“Deposit” has the meaning set forth in Section 2.03.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Dollars” or “$” means the lawful currency of the United States.

“Echo Assignment Agreement” means the Assignment and Assumption Agreement, by and between EchoFirst Finance Co., LLC, WSGW Seller, and SF Echo LLC, dated as of April 5, 2017.

“Echo Master Lease Agreement” means the Amended and Restated Master Lease Agreement, by and between WSGW Seller and SF Echo LLC, dated as of April 4, 2017.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, restriction, covenant or other similar encumbrance.

“Environmental Claim” means any written notice of any claim or Action alleging liability for any actual or alleged violation of any Environmental Law.

“Environmental Law” means all Laws pertaining to: (a) the generation, transport,  storage, disposal, or release of Hazardous Materials; (b) protection of human health or safety; or (c) protection of the environment (with respect to air, surface or subsurface land and waters, cultural resources and natural resources), including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. § 1251 et seq.), Rivers and Harbors Act of 1899, (33 U.S.C. § 403), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Endangered Species Act (16 U.S.C. § 1531 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the National Environmental Policy Act of 1969 (42 U.S. C. §§4321 – 4370h), and the National Historic Preservation Act (54 U.S.C. § 306108.) and any analogous state and local statutes or regulations promulgated thereunder, as each of the foregoing may be amended or supplemented from time to time.

“EPC Contract” means, with respect to each Project, the applicable engineering, procurement and construction agreement, if any, set forth on Schedule 4.04.

“Escrow Agent” means the Person identified as the “Escrow Agent” pursuant to the Escrow Agreement.

“Escrow Agreement” means an agreement between the Buyer, the Sellers, and the Escrow Agent substantially in the form attached hereto as Exhibit H.

“Estimated Adjustment Statement” means the statement of the amount of the estimated Working Capital of each Company as of September 1, 2019 consistent with the methodology set forth on Exhibit D and of the estimated Portfolio Leakage Amount as of the Closing.

“Existing Litigation” means individually or collectively, as the context may require, the matters and circumstances relating to items 1 and 2 on Schedule 3.12(a) (under the heading “Pending litigation”).

“EWG” an “exempt wholesale generator” under PUHCA and the implementing regulations of FERC.

“Excluded Assets” means, collectively: (a) all rights, privileges, refunds, adjustments and claims relating to or pertaining to the Projects arising under, or related to, the Company Contracts, the Project Contracts, or the Real Property Agreements, as applicable, for the period prior to September 1, 2019 (including, if received or payable on or after September 1, 2019); (b) all claims for property tax refunds listed on Schedule 7.06 and all amounts received in respect of any such claims (including if received or payable on or after September 1, 2019); and (c) any accounts receivable that are more than forty-five (45) days overdue.  For the avoidance of doubt, amounts included in or adjusted for in Working Capital shall not be deemed Excluded Assets.

“Excluded Project” means any Project that is: (a) (i) not owned by any Company or Company Subsidiary at Closing as a result of (x) any right held by a third party as set forth on Schedule 3.03(e), Schedule 3.04(c) or Schedule 4.02(c), or (y) any other circumstance outside of the control of either Seller; or (ii) set forth on Schedule 6.14(a) or Schedule 6.14(c) at Closing and (b) not subject to a written agreement among Buyer and the Sellers in accordance with the terms of Section 6.11(c).

“FERC” means the Federal Energy Regulatory Commission.

“Final Adjustment Statement” has the meaning set forth in Section 2.04(e).

“Final Leakage Amount” means the Portfolio Leakage Amount as set forth in the Final Adjustment Statement.

“Final Net Working Capital” means the Working Capital as set forth in the Final Adjustment Statement.

“Final Purchase Price Adjustment” has the meaning set forth in Section 2.04(f).

“Final Reconciliation Disputes” has the meaning set forth in Section 2.04(e).

“Financial Statements” has the meaning set forth in Section 3.06.

“FPA” means the Federal Power Act.

“Fraud” means: (a) a false representation of a material fact by a Person; (b) made with knowledge or belief of its falsity; (c) with the intent of inducing another Person to act, or refrain from acting, to such other Person’s detriment; and (d) upon which such other Person acted or did not act in reliance on the representation, with resulting Losses, and which shall expressly exclude any other claim of fraud that does not include the elements set forth in this definition, including constructive fraud, negligent misrepresentation or any similar theory.

“FUCO” means a “foreign utility company” as such term is defined at 18 C.F.R. Section 366.1.

“Fundamental Representations” means, collectively, the Seller Fundamental Representations and the Buyer Fundamental Representations.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Good Utility Practices” means the practices, methods and acts engaged in by a significant portion of the solar energy industry and, to the extent applicable, the electric generation industry that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at a time a decision was made, would have been expected to accomplish the desired result in a manner consistent with applicable Law and standards relating to reliability, safety, environmental protection, economy and expedition.  Good Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts that would reasonably be expected to accomplish the desired result.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal, in each case, with legal jurisdiction over the matter or Person in question, including, for the avoidance of doubt, FERC.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any substance that is defined, listed, regulated, or designated as a hazardous waste, hazardous substance, hazardous material or toxic substance (or words of similar intent or meaning) under any Environmental Law including without limitation any petroleum or petroleum-derived substance, asbestos, or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business not overdue for more than sixty (60) days); (d) all capital lease obligations of such Person; (e) all obligations of such Person to reimburse any Person with respect to amounts paid under a letter of credit or similar instrument; (f) all obligations of such Person under interest rate hedge agreements; (g) all indebtedness of other Persons secured by an Encumbrance (other than Permitted Encumbrances) on any property of such Person, whether or not such indebtedness is assumed by such Person; and (h) all indebtedness of other Persons guaranteed by such Person.  For purposes of this definition, the amount of the obligations of such Person with respect to any interest rate hedge agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such interest rate hedge agreement were terminated at such time.

“Indemnified Party” has the meaning set forth in Section 9.04.

“Indemnifying Party” has the meaning set forth in Section 9.04.

“Initial Reconciliation Disputes” has the meaning set forth in Section 2.04(d).

“Intellectual Property” means any and all of the following:  (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential information; (d) patents and patent applications; and (e) other intellectual property and related proprietary rights, interests and protections.

“Interconnection Agreements” mean those certain electricity transmission agreements and electricity interconnection agreements and any other Contracts that govern the interconnection of the Projects to the utility distribution or transmission system.

“IRS” means the U.S. Internal Revenue Service.

“ITC” means the “energy credit” available under Section 48 of the Code or any successor provision.

“Law” means any and all laws, statutes, rules, regulations, ordinances having the effect of law of any Governmental Authority having jurisdiction over Sellers, the Company, a Project or Buyer, as applicable.

“Late QF Project Certification Liability” means any refund liability, penalties or other Liability imposed or assessed by FERC or otherwise incurred by any Buyer Indemnified Party, Company, Company Subsidiary or Project, relating to or arising out of the wholesale sale of energy, capacity or ancillary services from any Late QF Project prior to the QF self-certification of such Late QF Project.

“Late QF Project” means any Project (other than fuel cell energy Projects listed on Annex II) that has a power production capacity greater than 1 MW applying the method of calculation in 18 C.F.R. §292.204 and for which a QF self-certification was not made prior to the wholesale sale of energy, capacity or ancillary services from any such Project.

“Liability” means any liability, of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.

“Losses” means actual losses, damages, demands, claims, actions or causes of action, assessments, judgments, settlements, penalties, Liabilities, Taxes, costs or expenses, including reasonable attorneys’ fees (incurred with respect thereto and any interest and penalties arising with respect to a third party or Tax claim).  The terms “Loss” and “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that individually or in the aggregate, is, or would reasonably be likely to:  (a) be materially adverse to the assets, Liabilities, business, operation or financial condition of  Sellers, collectively, or the Companies (assuming the Project Asset Transfer has been consummated), collectively, as applicable; or (b) materially impair a Seller or its respective Affiliates’ authority, right or ability to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:  (i) general economic or political conditions; (ii) conditions generally affecting the industries in which a Seller or the Companies, as applicable, operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the Transactions, including Losses or threatened Losses of employees, customers, suppliers, distributors or others having relationships with any of a Seller or the Companies, as applicable; or (viii) any failure by a Seller or the Companies, as applicable, to meet any internal or published projections, forecasts or revenue or earnings predictions in and of itself; provided that, in the case of each of clauses (i), (ii), (iii), (iv) or (vi) such do not adversely affect a Seller, the Companies or the Company Subsidiaries in a disproportionate manner relative to other similarly situated participants in the industry in which such Person operates.

“Membership Interests” means, collectively, the AS Membership Interests, the AFC Membership Interests, the SFEE Membership Interests, the SFGF Membership Interests, the SFGF II Membership Interests, the SFRC Membership Interests and the SF ECHO Membership Interests.

“Moody’s” means Moody’s Investor Service, Inc.

“Neutral Auditor” has the meaning set forth in Section 2.04(e).

“Non-Reimbursable Damages” has the meaning set forth in Section 9.04(g).

“Objective Conditions” has the meaning set forth in Section 6.14(a).

“O&M Agreement” means, with respect to each Project, the applicable Operation and Maintenance Agreement set forth on Schedule 4.04.

“Outside Termination Date” has the meaning set forth in Section 10.01(b)(i).

“Party” means, as applicable, a Seller or Buyer.

“Permits” means all permits, licenses, approvals, authorizations and consents issued by Governmental Authorities.

“Permitted Encumbrances” means: (a) those restrictions on transfer imposed by applicable securities Laws; (b) restrictions imposed on transfers set forth in the Charter Documents of the Companies; and (c) those items disclosed in Schedule 3.04(c).

“Permitted Liens” means the following:

(a)           those items disclosed in Schedule 4.02(c);

(b)           liens for Taxes not yet due and payable or are being contested in good faith by appropriate procedures;

(c)           mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business and with respect to which no enforcement action has commenced by or on behalf of the lien holder;

(d)          encumbrances consisting of zoning restrictions, licenses, restrictions on use of property or minor imperfections in title that do not impair the marketability, alienability, or financeablity of the Project, the Company’s and Company Subsidiary’s equity, or its rights or interest in any Real Property, and which do not materially interfere with the access, development, construction, operation, interconnection or routine maintenance of any Project as contemplated by this Agreement, or materially interfere with or otherwise limit or constrain the sale of electricity or other commodities generated by the Project, materially interfere with or otherwise limit the performance of the Company’s and any Company Subsidiary’s obligations under any Contract;

(e)           liens arising under original purchase price conditional sales contracts and equipment leases with third parties: (i) that do not encumber any property other than the property purchased or leased thereby; (ii) entered into in the ordinary course of business: and (iii) with respect to which no enforcement action has commenced by or on behalf of the lien holder;

(f)           license obligations arising under, and any other term and condition of, any Permit, Company Contract or Project Contract; and

(g)           other imperfections of title or Encumbrances (other than Permitted Encumbrances), if any, that have not been, and would not reasonably be expected to be material to the applicable Company, Company Subsidiary or Project.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Portfolio Economic Benefits” has the meaning set forth in Section 6.21.

“Portfolio Economic Report” means a monthly report with respect to the economics of all of the Project Assets from and after September 1, 2019.

“Portfolio Leakage Amounts” has the meaning set forth in Section 6.21.

“Power Purchase Agreements” mean those certain power purchase agreements, energy service agreements, electric energy offtake Contracts that relate to the purchase and sale of electric energy generated by the Projects, including physical or financial hedge Transactions, contracts for differences and other agreements or instruments that have the effect of fixing the revenues associated with the energy generated by a Project.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 7.03(a).

“Project” means each electric generating project listed on Annex II.

“Project Assets” means all of the assets, rights, personal properties, claims and Contracts to be owned by the Company or the applicable Company Subsidiary (after giving effect to the Project Asset Transfer, if applicable) which are associated with a Project.

“Project Asset Transfer” has the meaning set forth in the Recitals.

“Project Asset Transfer Agreements” means, individually or collectively, as the context may require, the Arcadia Solar Transfer Agreement and the Arcadia Fuel Cell Project Asset Transfer Agreement.

“Project Contracts” has the meaning set forth in Section 4.04(a).

“Project Insurance” has the meaning set forth in Section 3.11.

“Project Reports” shall mean any:  (a) monthly operations reports; (b) final environmental reports, environmental sampling data or environmental site assessments; (c) independent engineer reports or other technical due diligence reports; (d) cost segregation reports and appraisals; (e) irradiation reports; (f) insurance reports; and (g) any interconnection or transmission reports, in each case, that was or is prepared at the direction of a Seller, a Company or a Company Subsidiary or is otherwise in the possession of a Seller, a Company or Company Subsidiary in connection with a Project.  To the extent more than one version of a Project Report has been received by a Seller, a Company, a Company Subsidiary or any applicable Project, the term “Project Report” shall mean the most recent version of such Project Report.

“Proposed Adjustment Statement” has the meaning set forth in Section 2.04(c).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Tax Allocation Schedule” has the meaning set forth in Section 7.01.

“QF” means a “qualifying small power production facility” or a “qualifying cogeneration facility” within, respectively, the meaning of Section 3(17)(C) or Section 3(18)(B) of the FPA and the FERC’s regulations thereunder.

“REC Sale Agreements” means, with respect to each Project, the agreement(s), if any, pursuant to which such Project sells renewable energy credits energy, as set forth on Schedule 4.04.

“Real Property” means the real property owned, leased, subleased, or used pursuant to a license or easement, however denominated, by a Company or Company Subsidiary, or for which a Company or Company Subsidiary holds an option to acquire fee ownership, a lease, sublease, license or easement, together with the Company’s or Company Subsidiary’s respective interests in all buildings, structures and facilities located thereon.

“Real Property Agreements” means those certain leasehold agreements, easements, licenses, other access or use agreements, deeds, and any other Contracts that evidence or relate to a Company’s or Company Subsidiary’s interest in or rights to Real Property.

“REC” means any renewable energy credits under any state renewable portfolio standard or federal renewable energy standard, pollution allowances, carbon credits and similar environmental allowances or credits and green tag or other reporting rights under Section 1605(b) of The Energy Policy Act of 1992 and any federal, state, or local law, regulation or bill, and subsidies, grants, utility rebates, or similar benefits or incentives, but the term does not include any tax rebates, ITCs, production tax credits or other federal, state or local tax benefits.

“Recapture Liability” means any reduction in, or any obligation to repay, all or any portion of the ITC or depreciation deductions relating to any Project resulting from the breach or violation by Seller of any representations or warranties of the Company, Seller, or an Affiliate of Seller as applicable, in the Company Contracts or the Project Contracts or the violation of any covenant of the Seller or an Affiliate of Seller under the Company Contracts or the Project Contracts, in each case attributable to periods prior to or existing as of the Closing, except as a result of: (a) any action or direction of Buyer or any Affiliate of Buyer; (b) any tax status or classification of Buyer or any Affiliate of Buyer; or (c) any event or circumstance occurring or arising after the Closing Date with respect to such Project.

“Reference Rate” means the rate of interest published in The Wall Street Journal as the prime lending rate or “prime rate,” with adjustments in that varying rate to be made on the same date as any change in that rate is so published.

“Release” means any release, spill, emission, leaking, pumping, injection, disposal or discharge of any Hazardous Material into the environment, to the extent prohibited under applicable Environmental Laws.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, accountants and other agents of such Person.  For the avoidance of doubt, “Representative” shall not include any attorney of a Party.

“Residential Solar Service Providers” means First Associates Loan Servicing, LLC and Omnidian Inc.

“Resolution Period” has the meaning set forth in Section 2.04(e).

“S&P” means Standard and Poor’s Corporation.

“Schedules” means the schedules delivered by Sellers and Buyer pursuant to this Agreement on the Effective Date, as may be updated pursuant to Section 6.03.

“Schedule Supplement” has the meaning set forth in Section 6.03.

“Seller” and “Sellers” have the meanings set forth in the Preamble and means WGL Seller, WGSW Seller, or both, as the context requires.

“Seller Cash Collateral” means the cash collateral that, in connection with any Permit, Permit application or Contract, a Seller or any of its Affiliates has provided for the benefit of a Project.

“Seller Fundamental Representations” means the representations and warranties of each Seller contained in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Ownership of the Company), Section 3.04 (Subsidiaries of the Company), Section 3.17 (“Brokers”) and Section 3.21 (“Illegal Payments”).

“Seller Indemnified Parties” has the meaning set forth in Section 9.03.

“Seller Tax Appeals” means individually or collectively, as the context may require, the matters and circumstances relating to the property tax appeals identified as items 3 through 10 on Schedule 3.12(a) (under the headings “Minnesota Solar Production Tax appeals” and “Georgia Business Personal Property Tax appeals”).

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those Persons listed on Exhibit E, without inquiry.

“Sellers Parent Guaranty” means a guaranty agreement in favor of Buyer, substantially in the form attached as Exhibit C executed by AltaGas Ltd., or another Person that either has: (a) a credit rating of “BBB-” or higher by S&P or “Baa3” or higher by Moody’s; or (b) a tangible net worth of at least $350,000,000.

“SF ECHO” has the meaning set forth in the Recitals.

“SF ECHO Membership Interests” has the meaning set forth in the Recitals.

“SFEE” has the meaning set forth in the Recitals.

“SFEE Membership Interests” has the meaning set forth in the Recitals.

“SFEE Tax Equity Guaranty” means the “Guaranty”, dated as of November 23, 2016, between WGL Holdings, Inc. (as Guarantor) and SFEE, LLC (as Purchaser) in connection with that certain Master Purchase Agreement, dated as of November 23, 2016, as more specifically defined on Schedule 3.09(a)(iii).

“SFGF” has the meaning set forth in the Recitals.

“SFGF Membership Interests” has the meaning set forth in the Recitals.

“SFGF II” has the meaning set forth in the Recitals.

“SFGF II LLC Agreement” means the Limited Liability Agreement of SFGF II, LLC, dated as of June 30, 2017, by and between WGSW Seller and G-I Energy Investments LLC as amended by Amendment No. 1 to Limited Liability Company Agreement of SFGF II, dated as of November 28, 2017, Amendment No. 2 to Limited Liability Company Agreement of SFGF II, dated as of June 30, 2017, Amendment No. 3 to Limited Liability Company Agreement of SFGF II, dated as of December 17, 2018, and Amendment No. 4 to Limited Liability Company Agreement of SFGF II, dated as of January 9, 2019.

“SFGF II Membership Interests” has the meaning set forth in the Recitals.

“SFGF II MPA” means the Master Purchase Agreement, dated as of June 30, 2017, by and between WGL Energy Systems, Inc. and SFGF II, as amended by Amendment No. 1 to Master Purchase Agreement, dated as of November 28, 2017, and Amendment No. 2 to Master Purchase Agreement, dated as of February 16, 2018.

“SFRC” has the meaning set forth in the Recitals.

“SFRC Membership Interests” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 7.04.

“Subsidiary” means with respect to any Person, any other Person of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by such first Person either directly or indirectly through one or more other Subsidiaries.

“Support Obligations” means the letters of credit, deposits, parent company guaranties and other cash or credit support that a Seller or any of its Affiliates has provided for the benefit of a Project other than the Tax Equity Guaranties, provided that, for the avoidance of doubt, no letters of credit, deposits, parent company guaranties and other cash or credit support (or insurance of any kind) provided by Empower Energies, Inc., or any of its Affiliates shall be considered a “Support Obligation” or a “Tax Equity Guaranty”.

“Surviving Obligations” has the meaning set forth in Section 10.03(b).

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other fees, assessments, charges or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Equity Document” means documents with respect to the tax equity partnership of each of SFEE, SFGF, SFGF II and SFRC listed on Schedule 3.09(a)(iii).

“Tax Equity Guaranties” means the parent company guaranties provided by the WGL Tax Equity Guarantor in connection with the Tax Equity Documents, each as set forth on Schedule 3.09(a)(iii).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 10.02(a).

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Third Party Rights” has the meaning set forth in Section 6.11(c).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Buyer Parent Guaranty and the Sellers Parent Guaranty.

“Transfer Consent” has the meaning set forth in Section 6.13(b).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax), but excluding any such Taxes and fees associated with the Project Asset Transfer.

“Unreleased Support Obligations” has the meaning set forth in Section 6.13.

“WGL Energy Services Owned Company Subsidiaries” means each Subsidiary set forth beneath the name of WGL Energy Services on Annex II.

“WGL Seller Owned Company Subsidiaries” means each Subsidiary set forth beneath the name of WGL Seller on Annex II.

“WGL Tax Equity Guarantor” means WGL Holdings, Inc., a Virginia corporation.

“Wholly Owned Assets” has the meaning set forth in the Recitals.

“Working Capital” means an amount, which may be positive or negative, as of September 1, 2019, equal to:  (a) the applicable current assets of the Companies (consistent with Exhibit D); minus (b) applicable current liabilities of the Companies (consistent with Exhibit D)determined without duplication of any amounts, in accordance with GAAP applied using the same accounting principles, policies and methods used in preparing the Financial Statements, and without giving effect to the Transactions and the Closing.  For the avoidance of doubt: (i) Seller Cash Collateral shall not be deemed Working Capital; and (ii) with respect to SFEE, SFGF, SFGF II and SFRC, only the economic interests inuring to the benefit of the holders of the Class B Membership Interest or the Class B Units, as applicable, shall be taken into account for the purposes of determining Working Capital.  Attached as Exhibit D, solely for illustrative purposes, is a sample calculation of Working Capital prepared as of the date of the Financial Statements.

ARTICLE II
Purchase and Sale

Section 2.01          Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests in consideration of payment of the Purchase Price.

Section 2.02          Purchase Price. The aggregate purchase price for the Membership Interests shall be the Base Purchase Price, plus the amount of the estimated Working Capital set forth in the Estimated Adjustment Statement, (whether positive or negative) minus the amount of the estimated Portfolio Leakage Amount (if any) set forth in the Estimated Adjustment Statement, minus the portion of Base Purchase Price allocated to any Excluded Project as set forth on Annex IV (collectively, the “Closing Payment”), as it may be adjusted pursuant to Section 2.04 (as so adjusted, the “Purchase Price”).  The Base Purchase Price shall be allocated among each Project as set forth on Annex IV.  For all purposes of this Agreement as of the Closing Date, Annex II shall be updated to remove the references to any Excluded Projects.

Section 2.03         Deposit.  On the Effective Date, Buyer shall deliver to Sellers an amount equal to $72,000,000 (the “Deposit”) by wire transfer of immediately available funds to an escrow account in a financial institution mutually agreed upon by Seller and Buyer (the “Escrow Agent”).  The Deposit (together with all interest accrued thereon) shall be either:  (a) returned to Buyer in accordance with Section 10.02(c); (b) released to Sellers and applied toward the Termination Fee, in accordance with Section 10.02(a); or (c) released to Sellers and applied toward the Purchase Price, in accordance with Section 2.06(a)(i).

Section 2.04          Working Capital Adjustment to Purchase Price.

(a)          Within three (3) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer the Estimated Adjustment Statement, together with a calculation of the Purchase Price resulting from such calculation and reasonable supporting or underlying documentation (including any and all Portfolio Economic Reports since September 1, 2019) and calculations used in the preparation thereof.  Sellers shall give Buyer a reasonable opportunity to review and comment on the Estimated Adjustment Statement, and shall take in consideration in good faith any reasonable comments of Buyer on the Estimated Adjustment Statement.  The existence of any dispute with respect to any such Estimated Adjustment Statement calculations shall not delay or otherwise affect the Closing or the obligations of Buyer to make the payments specified in Section 2.06 at the Closing.

(b)           The Closing Payment payable by Buyer at Closing shall be adjusted in accordance with Section 2.02 to include the amount of the Working Capital and Portfolio Leakage Amount set forth in the Estimated Adjustment Statement.

(c)          Within sixty (60) days after the Closing Date, Sellers shall prepare and deliver to Buyer a revised calculation of the Working Capital of the Companies as of September 1, 2019 and Portfolio Leakage Amount as of the Closing, together with a calculation of the Purchase Price resulting from such calculation and reasonable supporting or underlying documentation and calculations used in the preparation thereof (the “Proposed Adjustment Statement”).

(d)         After receipt of the Proposed Adjustment Statement, Buyer shall review the factual basis, mathematical calculations and accounting methods used therein. On or prior to the date that is the sixty (60) days after Buyer’s receipt of the Proposed Adjustment Statement, Buyer shall deliver written notice to Sellers specifying in reasonable detail any disputed items (the “Initial Reconciliation Disputes”) and the basis therefor and amount thereof.  If Buyer fails to notify Sellers of any Initial Reconciliation Disputes on or prior to such date, then the calculation and valuation of Working Capital set forth on the Proposed Adjustment Statement shall be deemed accepted by Buyer and such Proposed Adjustment Statement shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.

(e)          If Buyer notifies Sellers of any Initial Reconciliation Disputes in accordance with Section 2.04(d), then Buyer and Sellers shall, over the thirty (30) days following the date of such notice (the “Resolution Period”), attempt in good faith to resolve the Initial Reconciliation Disputes, and any written resolution by them as to any disputed item shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.  If, at the conclusion of the Resolution Period, Buyer and Sellers have not reached an agreement on the disputed items, then all Initial Reconciliation Disputes then remaining in dispute (the “Final Reconciliation Disputes”) shall be submitted by Sellers and Buyer to a nationally recognized independent auditor that is not the independent auditor for any Party or its respective Affiliates and as to which the Parties shall reasonably agree prior to expiration of the Resolution Period (the “Neutral Auditor”).  The Neutral Auditor shall act as an expert and not an arbitrator. The scope and determination of the Neutral Auditor shall be based on the terms and conditions of this Agreement and not by independent review. The Neutral Auditor shall make all calculations in accordance with the practices used in preparation of the Proposed Adjustment Statement, shall determine only those items remaining in dispute between Buyer and Sellers, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Buyer in the Proposed Adjustment Statement or the amount of such disputed item as proposed by Sellers in the Estimated Adjustment Statement.  Each of Buyer and Sellers shall: (i) enter into a customary engagement letter with the Neutral Auditor at the time such dispute is submitted to the Neutral Auditor and otherwise cooperate with the Neutral Auditor; (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Neutral Auditor in defense of their respective positions with respect to such disputed items (which supporting material shall be provided simultaneously to the other Party) and to submit a written statement responding to the other Party’s position with respect to such disputed items.  The Neutral Auditor shall be instructed to deliver to Buyer and Sellers a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Buyer and Sellers) of the disputed items within thirty (30) days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal.  The expenses of the Neutral Auditor shall be paid by each Party in proportion to such Party’s Adjustment Variance.  The deemed acceptance by Buyer of the Proposed Adjustment Statement pursuant to clause (d) or the resolution of the any Initial Reconciliation Disputes or Final Reconciliation Disputes pursuant to this clause (e) shall be referred to herein as the Final Net Working Capital and/or the Final Leakage Amount and shall be evidenced by the “Final Adjustment Statement”.

(f)           Within five (5) Business Days after the determination of the Final Adjustment Statement:  (i) if the Final Adjustment Statement would result in a greater Purchase Price than the amount reflected in the Estimated Adjustment Statement, Buyer shall pay Sellers the excess amount on a dollar-for-dollar basis to such account as directed by Sellers, by wire transfer of immediately available funds; or (ii) if the Final Adjustment Statement would result in a lower Purchase Price than the amount set forth in the Estimated Adjustment Statement, Sellers shall pay Buyer the difference in such amount on a dollar-for-dollar basis to such account as directed by Buyer, by wire transfer of immediately available funds, such amount paid pursuant to clause (i) or clause (ii), as applicable, be deemed to be an adjustment to the Purchase Price (the “Final Purchase Price Adjustment”).  If any amount due pursuant to this Section 2.04(f) is not paid within such five (5) Business Day period, interest shall accrue on such unpaid amount at an annual rate equal to the Reference Rate plus one and one-half percent (1.5%) (but not to exceed the maximum rate of interest permitted by applicable Law), calculated from the date such amount was due until paid.

Section 2.05          Effective Date Deliverables.

(a)           As of the Effective Date:

 (i)         Buyer shall provide to Sellers an executed Buyer Parent Guaranty in respect of all the Buyer’s payment obligations under this Agreement;

 (ii)        Sellers shall provide to Buyer an executed Sellers Parent Guaranty in respect of all the Sellers’ payment obligations under this Agreement;

 (iii)       Buyer shall provide to Sellers, and Sellers shall provide to Buyer a duly executed counterpart of this Agreement; and

 (iv)        Buyer shall provide to Sellers, and Sellers shall provide to Buyer a duly executed counterpart of the Escrow Agreement.

Section 2.06          Transactions at the Closing.

(a)           At the Closing, Buyer shall deliver to Sellers:

 (i)         the Closing Payment (less the Deposit and the interest accrued thereon) by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers to Buyer no later than three (3) Business Days prior to the Closing Date;

 (ii)        instructions to the Escrow Agent to release the full amount of the Deposit and the interest accrued thereon to one or more accounts designated in writing by Sellers to Buyer no later than three (3) Business Days prior to the Closing Date;

 (iii)       a payment of immediately available funds in the amount of all Seller Cash Collateral listed on Schedule 2.06(a)(iii) and not returned to the applicable Seller by the applicable counterparty at or prior to Closing; and

 (iv)        all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03.

(b)           At the Closing, Sellers shall deliver to Buyer all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 8.02.

Section 2.07          Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Orrick, Herrington & Sutcliffe LLP, 1152 15th Street N.W., Washington D.C. 20005, commencing at 11:00 a.m. prevailing Eastern time, no later than five (5) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or at such other place and time or on such other date as Sellers and Buyer may mutually agree upon (the day on which the Closing takes place being the “Closing Date”), provided, that the Closing shall occur no earlier than September 1, 2019 unless mutually agreed by Buyer and Seller.  The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

ARTICLE III
Representations and Warranties of Seller
Regarding the Seller and the Companies

Each Seller hereby represents and warrants to Buyer as to itself only and not as to any other Seller, and solely as to each Company owned by such Seller and the Company Subsidiary(ies), and Project(s) directly or indirectly owned by such Seller and WGL Seller represents and warrants as to WGL Energy Services, in each case, as of the Effective Date and the Closing Date (unless otherwise indicated), except as disclosed in the Schedules, as follows:

Section 3.01          Organization and Authority of Seller.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware.  Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions.  The execution and delivery by Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Transactions have been duly authorized by all requisite corporate action on the part of such Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding at law or in equity.

Section 3.02         Organization, Authority and Qualification of the Company.  As of the Closing Date, each Company and each Company Subsidiary is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware.  Each Company and each Company Subsidiary has all necessary limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its assets, where such assets are now owned, leased or operated.  Each Company and each Company Subsidiary is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification, license or standing.

Section 3.03          Ownership of the Companies.

(a)          WGL Seller owns, and at all times since the formation of each of Arcadia Solar and Arcadia Fuel Cell has owned, of record and beneficially one hundred percent (100%) of the issued and outstanding Membership Interests in each of Arcadia Solar and Arcadia Fuel Cell, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)          WGSW Seller owns each of the SFEE Membership Interests, the SFGF Membership Interests, the SFGF II Membership Interests, the SFRC Membership Interests and the SF ECHO Membership Interests, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)           As of the Effective Date: (i) WGL Seller owns, and at all times since the formation or acquisition of each WGL Seller Owned Company Subsidiary has owned, of record and beneficially one hundred percent (100%) of the issued and outstanding limited liability company membership interest in each WGL Seller Owned Company Subsidiary, in each case free and clear of all Encumbrances, other than Permitted Encumbrances; (ii) WGL Energy Services owns, and at all times since the formation or acquisition of each WGL Energy Services Owned Company Subsidiary has owned, of record and beneficially one hundred percent (100%) of the issued and outstanding limited liability company membership interest in each WGL Energy Services Owned Company Subsidiary, in each case free and clear of all Encumbrances, other than Permitted Encumbrances; and (iii) all of the limited liability company membership interests in each WGL Seller Owned Company Subsidiary and WGL Energy Services Owned Company Subsidiary have been: (A) duly authorized and are validly issued; (B) fully paid and have no requirements for the owner thereof to make additional contributions; and (C) are non-assessable and were issued in compliance with applicable Laws.

(d)          All Membership Interests have been: (i) duly authorized and are validly issued; (ii) fully paid and have no requirements for the owner thereof to make additional contributions; and (iii) are non-assessable and were issued in compliance with applicable Laws.  Upon Closing, Buyer shall acquire beneficially good and valid title to all such Membership Interests, free and clear of any and all Encumbrances, other than Permitted Encumbrances.  The Membership Interests constitutes one hundred percent (100%) of (x) the equity interests of each of Arcadia Solar, Arcadia Fuel Cell and SF Echo LLC and (y) the Class B Units of each of SFEE, SFGF, SFGF II and SFRC.

(e)         Except as listed on Schedule 3.03(e), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Membership Interests or obligating either the applicable Seller or any Company to issue or sell any membership interests, or any other interest in, any Company.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04          Subsidiaries of the Companies.

(a)           Schedule 3.04(a) lists the Company Subsidiaries and the percentage ownership of each by each Company.  Except for the Company Subsidiaries disclosed in Schedule 3.04(a), the Company does not own any equity interests in any Person.

(b)          As of the Effective Date (except with respect to Arcadia Solar and Arcadia Fuel Cell) and as of Closing Date, all of the outstanding equity interests held by the Company in each Company Subsidiary have been: (i) duly authorized, are validly issued and are owned of record and beneficially by the Company, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) fully paid and have no requirements for the owner thereof to make additional contributions to the Company; and (iii) are non-assessable and were issued in compliance with applicable Laws.  Upon Closing, Buyer shall acquire beneficially good and valid title to all of such Company Subsidiaries, free and clear of any and all Encumbrances, other than Permitted Encumbrances.  The Company’s ownership in each Company Subsidiary constitutes one hundred percent (100%) of the equity interests of each applicable Company Subsidiary.

(c)          With respect to the equity interests of each Company Subsidiary, except as disclosed in Schedule 3.04(c), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to such equity interests or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, such Company Subsidiary.  Other than and after giving effect to the Project Asset Transfer, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of any Company Subsidiary.

(d)          No Company Subsidiary: (i) owns or has (since the direct or indirect acquisition of such Company Subsidiary by Seller) owned, of record or beneficially, or controls or has (since the direct or indirect acquisition of such Company Subsidiary by Seller) controlled, directly or indirectly, any equity interests in any Person (or any option, warrant, security or other right convertible, exchangeable or exercisable therefor); and (ii) is not, directly or indirectly, a participant in any joint venture, partnership, trust, association or other Person.

Section 3.05         No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement, and the consummation of the Transactions (including the Project Asset Transfer), do not and will not:  (a) result in a violation of any provision of the certificate of incorporation or bylaws of Seller or WGL Energy Services or the certificate of formation or limited liability company agreement of any Company or Company Subsidiary; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, WGL Energy Services, or any Company or Company Subsidiary; or (c) except as disclosed in Schedule 3.05, require the consent, notice or other action by any Person under, conflict with, result in a default, terminations, or modification under or result in the acceleration of any right or loss of any benefit under any Company Contract or Project Contract, except in the case of clause (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to be material to the applicable, Company or Company Subsidiary.  No consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, WGL Energy Services or any Company or Company Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such filings as may be disclosed in Schedule 3.05 and such other consents, approvals, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not be expected to be material to the applicable Company or Company Subsidiary.

Section 3.06         Financial Statements.  Copies of the internally prepared, audited balance sheets (to the extent available) and statements of income of each Company as of and for the most recent annual period and unaudited balance sheets and statements of income of each Company as of and for the most recent quarterly periods since the annual financial statements (the “Financial Statements”) have been made available to Buyer in the Data Room.  The Financial Statements have been prepared from the books and records of Sellers and Companies, as applicable, in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments and the absence of notes.  The Financial Statements fairly present in all material respects the financial condition and results of operations of each Company as of the date they were prepared. Each Company maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, in accordance with GAAP.

Section 3.07          Undisclosed Liabilities.  No Company or Company Subsidiary has any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except:  (a) as set forth on Schedule 3.07; (b) those which are reflected or reserved against in the Financial Statements; (c) those which have been incurred in the conduct of a Company’s or Company Subsidiary’s business in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) since the date of the Financial Statements (and do not relate to breach of contract, tort or noncompliance with Applicable Law); and (d) those which would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

Section 3.08          Absence of Certain Changes.  Since March 31, 2019, no condition, circumstance, event or change has occurred with regard to the Seller or the Companies which, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect.

Section 3.09          Company Contracts.

(a)          Schedule 3.09(a) contains a list of the following Contracts to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound, in each case, only to the extent that such Contract is in effect or, if not in effect, has any obligations following the Closing, excluding the Real Property Agreements and the Project Contracts, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary (collectively, the “Company Contracts”); provided, however, any Contract listed on Schedule 3.09(a) to which the Company or a Company Subsidiary is not a party is being provided for informational purposes only and shall not be deemed a “Company Contract” under this Agreement:

(i)           all Contracts which provide for aggregate payments by or to a Company or a Company Subsidiary, as applicable, over the stated term of the Contract in excess of $250,000 for each individual Contract;

(ii)        except for agreements relating to trade receivables, any Contract under which a Company or a Company Subsidiary, as applicable, has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money for which Seller, the Company, a Company Subsidiary or any of their Affiliates granted an Encumbrance (other than Permitted Encumbrances and Permitted Liens) on any applicable Project Asset to secure such indebtedness;

(iii)         any Tax Equity Document relating to a Company or a Company Subsidiary; and

(iv)         any Contract establishing a joint venture relating to any Company or a Company Subsidiary.

(b)          Except as disclosed in Schedule 3.09(b):  (i) neither of the Company, any Company Subsidiary, Seller nor any of their Affiliates is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Company Contract or Project Contract; (ii) to the Seller’s Knowledge, no other party to any Company Contract or Project Contract is in violation or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to other Persons any right of termination, amendment, rescission or cancellation of or defense or counterclaim to, with or without notice or lapse of time or both, any such Company Contract or Project Contract; and (iii) each Company Contract and Project Contract is valid and enforceable, except, in the case of each of foregoing clause (i) and clause (ii), for violations, defaults, waivers or failures to enforce benefits that would not, individually or in the aggregate, reasonably be expected to be material to the applicable Company or Company Subsidiary.

Section 3.10          Intellectual Property.

(a)         Schedule 3.10(a) lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company or any Company Subsidiary (together with all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary, the “Company Intellectual Property”), except where the failure to list Company Intellectual Property would not reasonably be expected to be material to the applicable Company or Company Subsidiary.  Company Intellectual Property is: (i) solely owned by the applicable Company or any Company Subsidiary free of any Encumbrances (other than Permitted Encumbrances), except for the Permitted Liens; and (ii) alienable, valid and enforceable.

(b)          Except as disclosed in Schedule 3.10(b), or as would not reasonably be expected to be material to the applicable Company or Company Subsidiary, to Seller’s Knowledge:  (i) the Company’s (and each Company Subsidiary’s) conduct of its business (including any and all Projects) as historically conducted by Sellers and as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

Section 3.11          Insurance.  Prior to the Closing Date, Seller, or an Affiliate of Seller, has procured and maintained insurance coverage as it has determined is reasonably required for the Projects (the “Project Insurance”).

Section 3.12          Legal Proceedings; Governmental Orders.

(a)          Except as disclosed in Schedule 3.12(a), no Action is pending, or, to Seller’s Knowledge, threatened, against or by the Company or any Company Subsidiary or affecting any of the Projects or Project Assets (or by or against Seller or any Affiliate thereof and relating to any of the Projects or Project Assets), which, in each case, if determined adversely to the Company or any Company Subsidiary (or to Seller or any Affiliate thereof):  (i) would materially and adversely alter or delay the Transactions or the obligations of the Parties under other Transaction Documents; (ii) would impose any material legal restraint on or prohibition against or limit the ability of the Company or any Company Subsidiary to own any of the Projects or Project Assets in any material manner; or (iii) that is reasonably likely to be material to a Company or Company Subsidiary.

(b)          Except as disclosed in Schedule 3.12(b), there are no outstanding Governmental Orders against or affecting the Company or any Company Subsidiary or any of their respective properties or assets which are or would reasonably be expected to be material to the applicable Company or Company Subsidiary.  None of Seller or any of the Companies or any of their respective Affiliates has received notice of any such Governmental Order entered or threatened against such Seller, any Company, any of their respective Affiliates or any Project, as applicable.

Section 3.13          Compliance with Laws; Permits.

(a)           Except as disclosed in Schedule 3.13(a) or as would not reasonably be expected to be material to the applicable Company or Company Subsidiary: (i) the Company and each Company Subsidiary is in compliance with all Laws (including, without limitation, all consumer leasing and protection laws) applicable to it, the Projects, and the performance of obligations under all Project Contracts, Company Contracts and Real Property Agreements; and (ii) none of Seller, WGL Energy Services or any Company or any Company Subsidiary has received any written notification from any Governmental Authority of a violation of, or material non-compliance with, any applicable Law (including, without limitation, all consumer leasing and protection laws), with respect to any Company, any Company Subsidiary or the Projects or the Real Property that is occupied by a Company or Company Subsidiary.

(b)          All Permits required for the Company or any Company Subsidiary to conduct its business as presently conducted have been obtained and are valid and in full force and effect except where the failure to obtain such Permits would not reasonably be expected to be material to the applicable Company or Company Subsidiary; and except as disclosed in Schedule 3.13(b) the consummation of the transactions contemplated by the Transaction Documents will not require any notice or amendment of any Permit or give rise to any right of termination, cancellation, or consent under the terms, conditions or provisions of any Permit.

None of the representations and warranties contained in this Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employment matters (which are governed by Section 3.15) or tax matters (which are governed by Section 3.16).

Section 3.14        Environmental Matters. Except as disclosed in Schedule 3.14 or as would not reasonably be expected to be material to the applicable Company or Company Subsidiary, to Seller’s Knowledge:  (a) the Seller and WGL Energy Services (in either case, in connection with the Projects), the Company, each Company Subsidiary, and each Project is and at all times (since the direct or indirect acquisition of such Person by Seller) has been in compliance with all Environmental Laws; (b) neither Seller nor WGL Energy Services (in either case, in connection with the Projects), the Company nor any Company Subsidiary has received written notice of any Environmental Claim that remains pending or unresolved, and each of Seller and WGL Energy Services (in either case, in connection with the Projects), Company, and Company Subsidiary is not aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim; (c) there has been no Release by the Seller, WGL Energy Services, the Company or any Company Subsidiary at any Real Property in connection with any Project or resulting from the operations of or in connection with any Project for which the Seller, WGL Energy Services, the Company or any Company Subsidiary has any Liability or obligation under Environmental Law; (d) none of the Seller nor WGL Energy Services (in either case, in connection with the Projects), Company nor Company Subsidiary has stored, disposed of or transported Hazardous Materials (in connection with a Project) or arranged for the same in a manner that has given, or would reasonably be expected to give, rise to any Liability pursuant to any Environmental Law; and (e) all final environmental investigations, studies, audits, tests, reviews sampling, or other environmental reports prepared in relation to the Real Property or any Project located thereon, to the extent commissioned by or in the possession of Seller, WGL Energy Services, the Company, or Company Subsidiary have been made available to Buyer.

The representations and warranties set forth in this Section 3.14 are Seller’s sole and exclusive representations and warranties regarding environmental matters with respect to the Company and each Company Subsidiary, including claims arising under Environmental Law.

Section 3.15         Employment Matters.  The Company and the Company Subsidiaries (i) do not employ and have not since the direct or indirect acquisition of such Company or Company Subsidiary by Seller employed any employees (ii) do not have any Liabilities with respect to any employees of Seller or any of its Affiliates or any other individuals (including independent contractors, contract workers, leased employees or temporary employees) that have performed work at or in connection with any Project or in connection with the business of the Company, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

Section 3.16          Taxes.  Except as disclosed in Schedule 3.16:

(a)          The Company and each Company Subsidiary is treated as an entity disregarded from its regarded owner within the meaning of Treasury Regulation Section 301.7701-3(a) for United States federal income tax purposes for all taxable periods since its date of formation, and no election has been filed with respect to the Company or any Company Subsidiary so as to cause it to be treated as an association taxable as a corporation for United States federal income tax purposes.

(b)         To Seller’s Knowledge, the Company and each Company Subsidiary has timely filed (taking into account any valid extensions) all material income Tax Returns and material non-income Tax Returns required to be filed by the Company or such Company Subsidiary.  Any such Tax Returns are true, complete and correct in all material respects.  The Company and each Company Subsidiary is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.  To Seller’s Knowledge, all material income Taxes and material non-income Taxes due and owing by the Company and each Company Subsidiary, whether or not reflected on any Tax Return, have been paid or accrued.

(c)           To Seller’s Knowledge, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company, any Company Subsidiary, any Project, or with respect to any Tax benefits (including the ITC) claimed with respect to the Project Assets.  There are no ongoing Actions, investigations or other legal proceedings by any taxing authority against the Company or any Company Subsidiary.  No notice has been received by the Company, any Company Subsidiary, Seller or any Affiliate of Seller that any Tax return of the Company or any Company Subsidiary is under current examination by the IRS or by any state, local or foreign Tax authority or that any such examination is threatened or contemplated.

(d)           Neither the Company nor any of the Company Subsidiaries has entered into any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(e)           Each of the Company and Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(f)           The Company has not nor has any Person acting on behalf the Company applied to the IRS for a private letter ruling with respect to the Company, any Company Subsidiary, any Project, or with respect to any Tax benefits (including the ITC) claimed with respect to the Project Assets, including any application for a private letter ruling that has been withdrawn.

(g)          With respect to each of the Company and the Company Subsidiaries, each of the representations and warranties that relate to Taxes and that were made by the Company or the Company Subsidiaries in connection with any tax equity financing for such entity were, as of the date that they were made, true and correct in all material respects.

(h)          Each of the Company or the Company Subsidiaries, as applicable, that is characterized as a partnership for U.S. federal income tax purposes has made or will make (to be effective for the period including the Closing Date) a valid and effective election under Section 754 of the Code, and each of the Company or the Company Subsidiaries, as applicable, has not commenced any action to revoke any election.

(i)            None of the real property as to which the Company or the Company Subsidiaries, as applicable, is obligated, contractually or by applicable Law, to pay ad valorem taxes: (i) is subject to rollback Taxes or Tax penalties; or (ii) except as set forth on Schedule 3.16, has been or is entitled to a preferential or special real estate Tax assessment or Tax treatment.  Any preferential or special real estate Tax assessment or Tax treatment set forth on Schedule 3.16 is currently in effect and Seller is not aware of any pending or threatened loss or challenge to such preferential or special real estate Tax assessment or Tax treatment.

(j)          No position has been taken on any Tax return with respect to the Company or any Company Subsidiary that is inconsistent with the characterization of the Echo Master Lease Agreement, or any residential solar lease agreement in which SF ECHO (or any Affiliate thereof) is the lessor, as a “true lease” for U.S. federal income tax purposes.  Any payments with respect to the Echo Master Lease Agreement, or any residential solar lease agreement in which SF ECHO (or any Affiliate thereof) is the lessor, that is governed by Section 467 of the Code has been reported consistently with the requirements of Section 467 of the Code and the Treasury Regulations thereunder.

Section 3.17         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company as to whom Buyer is or will become obligated to pay as a result of the consummation of the Transaction.

Section 3.18         Affiliate Transactions.  Except for the Transaction Documents, or as disclosed in Schedule 3.18, after giving effect to the Project Asset Transfer, neither Seller nor any of its Affiliates shall be a party to any Contract (including any Intellectual Property license or joint development agreement) with the Company or any Company Subsidiary.

Section 3.19         Indebtedness.  Except as set forth on Schedule 3.19 and as reflected in the Working Capital, immediately before the Closing: (a) no Company or Company Subsidiary has any Indebtedness; (b) no Company or Company Subsidiary has guaranteed or otherwise become responsible for any Indebtedness or other Liabilities of any Person; and (c) none of any Company’s or Company Subsidiary’s Membership Interests or other ownership interests, as applicable, or its assets is encumbered or burdened by any Indebtedness.

Section 3.20         Regulatory Matters.  No approval under Section 2.03(a)(1) of the FPA is required for the Transaction.  Assuming the accuracy of the representations in Section 5.07, no approval under Section 203(a)(2) of the FPA is required for the Transaction.  Neither the Company nor any Company Subsidiary is a “public utility” as defined under Section 201 of the FPA.  The purchase of the Membership Interests and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents will not cause Buyer to become subject to or not exempt from: (a) rate regulation as a “public utility” under the Federal Power Act; (b) regulation under the Public Utility Regulatory Policies Act of 1978 (other than as with respect to an owner or operator of a qualifying small power production facility); or (c) regulation as an “electric utility company” or a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA”); provided, however, ownership of the fuel cell energy Projects listed on Annex II may result in Buyer being subject to regulation as a “holding company” under PUHCA.

Section 3.21          Illegal Payments.  To Seller’s Knowledge, none of Seller, the Company, any of their respective Company Subsidiaries or any officer, manager, employee or agent of and acting on behalf of such Seller or the Company has, with respect to the Companies within the last three (3) years: (a) received notice of a violation of the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78 dd-1, et seq.), the UK Bribery Act of 2010, or any similar applicable anti-corruption laws and regulations (collectively, the “Anti-Corruption Laws”); (b) offered, made or received on behalf of Seller or the Company or any of their respective Company Subsidiaries any payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities (or promises thereof) of any money or anything of value: to (i) any public official in violation of any Anti-Corruption Law or otherwise illegally to any person; (ii) any public official for the purpose of improperly influencing any official act or decision of such official or improperly inducing him or her to use his or her influence to affect any act or decision of a governmental authority; or (iii) any political party or official thereof or candidate for political office for the purpose of improperly influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a governmental authority, in the case of the foregoing clauses (ii) and (iii) in order to assist Seller, the Company or any of their respective Affiliates to obtain or retain business for, or direct business to, Seller, the Company or any of their respective Affiliates, as applicable (in each case as it relates to the Projects); (c) established or maintained any improper unrecorded fund or asset for any purpose or made any false entries on the books and records of Seller or the Company or any of their respective subsidiaries for any reason; (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets of Seller or the Company or any of their respective subsidiaries, the business or operations of Seller or the Company or any of their respective subsidiaries which was illegal under any Laws of the United States or any other country having jurisdiction; or (e) made, requested, accepted, or retained any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any law, rule or regulation, including Anti-Corruption Laws.  To Seller’s Knowledge, since the direct or indirect acquisition of the Company by Seller there have not been any actual or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation relating to Anti-Corruption Laws, involving actual or alleged violations of Seller or the Company, or (to Seller’s Knowledge) any employee or agent acting on behalf of Seller or the Company.  Seller, the Company and each of their respective subsidiaries are subject to and currently maintain an anti-corruption compliance program designed to detect and prevent violations of Anti-Corruption Laws.

Section 3.22          Investment Company.  None of the Companies or the Company Subsidiaries is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.23          Specified Credit Support Obligations.  The obligations listed on Schedule 3.23: (a) are all of the Support Obligations constituting credit support or assurance of any kind that have been provided by, on behalf of, or for the benefit of, each Seller, WGL Energy Services, the Companies or any Company Subsidiaries; or (b) constitute all of the credit support or assurance that each Seller and WGL Energy Services (in either case, in connection with the Projects), each of the Companies or any Company Subsidiary is currently required by any Law (including any Governmental Approval) or Contract to provide.

Section 3.24          CFIUS.  None of the Companies nor any of the Company Subsidiaries is, contains, or involves a “pilot program U.S. business” within the meaning of 31 C.F.R. § 801.213.

Section 3.25         Interpretation for Certain Sections of Article III.  Solely for the purposes of the representations and warranties in the last sentence of Section 3.05, Section 3.07, Section 3.08, Section 3.09(a), Section 3.09(b), the materiality qualifiers in Section 3.10(a) and Section 3.10(b), Section 3.12(a)(iii), the first sentence of Section 3.12(b), the first sentence of Section 3.13(a), Section 3.13(b), Section 3.15 and Section 3.23(i), such representations and warranties are deemed to be made with respect to the applicable Company or Company Subsidiary as if the Project Asset Transfer with respect to the applicable Person has been consummated.

Section 3.26       No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III and Article IV, neither of Seller, the Company, any Company Subsidiary nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company or any Company Subsidiary, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Company, any Company Subsidiary or any Project, or any representation or warranty arising from statute or otherwise in Law; provided that no representation or warranty is made with regard to: (a) any projections or other forward-looking statements provided by or on behalf of Seller, the Company, any Company Subsidiary or any of their respective Affiliates or the Projects; and (b) the tax consequences to the Buyer of owning the Membership Interests in the Company except as explicitly set forth in the Transaction Documents.

ARTICLE IV
Representations and Warranties of Sellers
Regarding the Projects

Each Seller hereby represents and warrants to Buyer as to itself only, and as to each Company owned by such Seller and the Company Subsidiary(ies), and Project(s) directly or indirectly owned by such Seller and WGL Seller represents and warrants as to WGL Energy Services, in each case, as of the Effective Date and the Closing Date (unless otherwise indicated), except as disclosed in the Schedules, as follows:

Section 4.01          Projects.  Each Project is listed on Annex II.

Section 4.02          Project Assets.

(a)           To Seller’s Knowledge, all Project Assets are free and clear of Encumbrances (other than Permitted Encumbrances) except for Permitted Liens.

(b)          Each of the Project Assets relating to each Project is owned or leased (in the case of real property) by the applicable Company or Company Subsidiary, and each such Company or Company Subsidiary, as applicable, has good, valid and marketable title to, has valid rights of use or access (as applicable) to, and is the sole and exclusive owner of all right, title and interest in the applicable Project(s) and Project Assets free and clear of all Encumbrances (other than Permitted Encumbrances) other than Permitted Liens.

(c)          As of the Closing Date, all of the respective assets of each Company and Company Subsidiary, as applicable, are in the sole possession and control of the Company or Company Subsidiary, as applicable, and, except for Permitted Liens and as set forth on Schedule 4.02(c), no Person (other than the applicable Company or Company Subsidiary) owns or has any interest in, or option or other right (contingent or otherwise), including a right of first refusal or a right of first offer, in or on or has any Encumbrance (other than Permitted Encumbrances) on, any Project.

(d)          The assets owned by each Company and Company Subsidiary, as applicable, are all of the material assets used by each such Company or Company Subsidiary, as applicable with respect to the Projects and such assets comprise all of the assets, Governmental Approvals, Contracts and rights necessary for the ownership, development, construction, interconnection, operation and maintenance of such Project(s).

Section 4.03         Permits.  The Company and each Company Subsidiary has all Permits required to be held by it under existing Laws for the operation and ownership of the Projects as they are currently constructed and operated and for the sale of electric energy therefrom, except to the extent that failure to obtain any such Permit would not reasonably be expected to be material to the applicable Project, and all such Project Permits are in full force and effect; provided that no representation is made with respect to Permits that may be required to be obtained by the Buyer with respect to its ownership of interests in the Companies or control of the Project Assets.  All Project Permits are listed in Schedule 4.03 and copies of all such Project Permits have been provided in the Data Room except, in each case, for any Project Permit the absence of which would not reasonably be expected to be material to the applicable Company, Company Subsidiary or Project.  To Seller’s Knowledge, no event has occurred that would reasonably be expected to result in any material adverse modification, revocation or termination of any Permit applicable to a Company, a Company Subsidiary or a Project.

Section 4.04          Project Contracts.

(a)           Schedule 4.04 contains a true, complete and correct list of the following Contracts relating to the Projects to which the Company or any Company Subsidiary is a party or any of the Project Assets are bound, in each case, only to the extent that such Contract is in effect or, if not in effect, has any obligations following the Closing, other than Real Property Agreements and the Company Contracts, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary (collectively the “Project Contracts”); provided, however, any Contract listed on Schedule 4.04 to which the Company or a Company Subsidiary is not a party is being provided for informational purposes only  and shall not be deemed a “Project Contract” under this Agreement:

(i)          all Interconnection Agreements for a Project;

(ii)         all Power Purchase Agreements, energy savings agreements or energy services agreements for a Project;

(iii)        any Contract providing a warranty for a Project Asset;

(iv)        any Contract requiring an aggregate capital expenditure of more than $250,000 over the stated term of the Contract in connection with the applicable Project;

(v)         any Contract with an obligation to sell or lease any of the applicable Project Assets with a value in excess of $250,000;

(vi)        any Contract establishing any joint venture relating to the applicable Project;

(vii)       any shared facilities (or similar) agreement relating to the applicable Project;

(viii)      any REC Sale Agreement to which a Company or a Company Subsidiary is party;

(ix)        any AMA, DAS Agreement, or O&M Agreement relating to a Project, Company or Company Subsidiary;

(x)          to the extent that any obligations of the contractor thereunder remain outstanding, any EPC Contract related to a Project, Company or Company Subsidiary; and

(xi)        any local capacity requirement or other revenue or incentive related to the production of energy.

(b)           Each Project Contract is in full force and effect and will not be breached or rendered invalid or unenforceable as a result of the Transactions, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

(c)          Neither the Company nor any Company Subsidiary is in violation of or default under (with or without notice of lapse of time or both), or has waived or failed to enforce any rights or benefits under any Project Contract, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

(d)          Neither Seller, nor any of Seller’s Affiliates, has received any written notice of material breach or default of any Project Contract, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

(e)          Except as set forth on Schedule 4.04(e), neither Seller, nor any of Seller’s Affiliates have received a written claim for which the Company or any Company Subsidiary is responsible to provide indemnification pursuant to any Project Contract, except for claims which, if the allegations contained therein were accurate, would not be reasonably expected to be material to the applicable Company or Company Subsidiary.

(f)            True and complete copies of all Company Contracts and Project Contracts have been made available to Buyer in the Data Room.

Section 4.05          Real Property.

(a)           True and complete copies of all Real Property Agreements have been made available to Buyer in the Data Room, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

(b)           Each Real Property Agreement is in full force and effect and will not be breached or rendered invalid or unenforceable as a result of the Transactions, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

(c)           All fees, rents, taxes, premiums, royalties or other payments required to be paid by the Company or any Company Subsidiary to any Person under the applicable Real Property Agreement, whether currently due or payable in the future or contingently owed, are reflected in the Real Property Agreements.

(d)          Neither Seller, nor any of Seller’s Affiliates, has received any written notice alleging the Company or any Company Subsidiary to be, in material breach or material default of any of its obligations under the Real Property Agreements.  To Seller’s Knowledge, there has been no breach or default by any counterparty to a Real Property Agreement of such counterparty’s obligations under any Real Property Agreement and no event or condition exists which requires or permits any counterparty to a Real Property Agreement to cancel, suspend or terminate performance of any of its obligations under any of the Real Property Agreements in accordance with the terms and provisions thereof, except as would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

(e)          To Seller’s Knowledge, there is no pending condemnation (or similar) action by a Governmental Authority affecting any Real Property or any portion thereof.  Neither Seller, WGL Energy Services, the Company nor any Company Subsidiary has received any written notice of any pending condemnation proceeding against any Real Property.

(f)          There are no Actions pending or, to Seller’s Knowledge, threatened in writing against the Real Property, or in connection with the Real Property Agreements, except as would not reasonably be expected to be material to the applicable Company, Company Subsidiary or Project.  Except for such proceedings listed in Schedule 4.05(f), neither Seller, WGL Energy Services, the Company nor any Company Subsidiary has received any written notice of any pending Actions against any of the Real Property.

(g)           Each Company Subsidiary has a good and valid leasehold interest in or other right to locate, access, operate and use the applicable Project on the Real Property that is subject to applicable Real Property Agreement.

(h)           To Seller’s Knowledge, there are no condemnation, rezoning or taking actions pending respecting any Real Property.

Section 4.06         Project Reports.  All of the Project Reports relating to the Projects in the Company’s or any Company Subsidiary’s or their respective Affiliates’ possession have been made available to Buyer in the Data Room that are not subject to a confidentiality or other obligation in favor of a third party, which is not an Affiliate of either Seller, who is unwilling to consent to such Project Report being made available to Buyer, except to the extent any failure to make a Project Report available to Buyer would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

Section 4.07        Regulatory Status.  Except for the fuel cell energy Projects listed on Annex II, each Project is a QF and is eligible for the exemptions from regulation as set forth in 18 C.F.R. §§ 292.601(c) (including exemption from FPA Sections 203, 205, and 206), 292.602(b) and 292.602(c).  A QF self-certification filing has been made with respect to each Project (other than (a) the fuel cell energy Projects listed on Annex II, and (b) as of the Effective Date, the Projects listed on Schedule 4.07) that has a power production capacity greater than 1 MW applying the method of calculation in 18 C.F.R. §292.204; all representations and information in such self-certification filings were and remain true, correct and complete in all material respects; and each such self-certification is in full force and effect.  None of any Company, any Company Subsidiary or any Project is subject to regulation by any state utility regulatory commission under applicable Laws as a “utility,” “electric utility,” “public utility,” “electric corporation,” “public service company” or similar entity with respect to its rates and finances, obligations to make utility-related filings (including tariff filings) or utility-related obligations to the public, except for any such regulation that would not reasonably be expected to be material to the applicable Company, Company Subsidiary or Project. Each fuel cell energy Project listed in Annex II is interconnected directly to the offtaker under the fuel cell Project’s respective Power Purchase Agreement, and each fuel cell energy Project sells its electrical output exclusively at retail for use solely by the offtaker under such Power Purchase Agreement (other than through net metering arrangements between the customer and the local electric utility as provided in the applicable Power Purchase Agreement).

Section 4.08         Interpretation for Certain Sections of Article IV.  Solely for the purposes of the representations and warrants in Section 4.02(b), Section 4.02(d), the first sentence of Section 4.03, Section 4.04(a), Section 4.04(b), Section 4.04(c), Section 4.04(d), Section 4.04(e), Section 4.05(a), Section 4.05(b), Section 4.05(c), the second sentence of Section 4.05(d), the first sentence of Section 4.05(f), Section 4.05(g), Section 4.06 and the third sentence of Section 4.07,  such representations and warranties are deemed to be made with respect to the applicable Company or Company Subsidiary as if the Project Asset Transfer with respect to such Person has been consummated.

ARTICLE V
Representations and Warranties of Buyer

Buyer hereby represents and warrants to each Seller as of the Effective Date (unless otherwise indicated), as follows:

Section 5.01         Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions.  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding at law or in equity.

Section 5.02         No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of the Transactions, do not and will not:  (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as disclosed in Schedule 5.02, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clause (b) and clause (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such filings as disclosed in Schedule 5.02 and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions.

Section 5.03          Investment Purpose.  Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 5.05         Sufficiency of Funds.  As of the Closing Date, Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Payment (less the Deposit and the interest accrued thereon) and consummate the Transactions and the Transaction Documents.

Section 5.06          Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened in writing against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or materially and adversely alter or delay the Transactions.

Section 5.07          Regulatory Matters.  Buyer is not a “holding company” as defined in PUHCA.

Section 5.08          Project Insurance. Buyer acknowledges that the Project Insurance will terminate as to the Projects on the Closing Date.

Section 5.09         Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose.  Buyer acknowledges and agrees that:  (a) in making its decision to enter into this Agreement, the other Transaction Documents and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III and Article IV (including the related portions of the Schedules); and (b) neither of Seller or the Company nor any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III and Article IV (including the related portions of the Schedules).

Section 5.10          Compliance with Laws.  Buyer is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions.

ARTICLE VI
Covenants

Section 6.01         Conduct of Business Prior to the Closing.  From the Effective Date until the Closing, except: (i) as otherwise provided in this Agreement, by Law, pursuant to a Contract in effect as of the Effective Date, or the Project Asset Transfer; (ii) as otherwise consented to in writing by Buyer; or (iii) as necessary to take any action deemed urgent in order to remedy or mitigate the effects of an emergency with respect to a Company, a Company Subsidiary or a Project, each Seller shall, and shall cause the Companies and Company Subsidiaries to:

(a)           conduct the business of such Company and Company Subsidiary and their respective Projects in the ordinary course of business, consistent with past practices in all material respects and in accordance with the Good Utility Practices;

(b)           promptly notify Buyer of any default under any Company Contracts, Project Contracts or Real Property Agreements or violation of any Governmental Approval of which it becomes aware;

(c)           not enter into, amend or modify in any material respect, assign, or terminate any Company Contracts, Project Contracts or Real Property Agreements;

(d)           not amend or modify in any material respect, or terminate any lease, except with respect to the termination of the Echo Master Lease Agreement;

(e)            not sell, lease, license, assign or transfer (including transfers to either Seller or any of their Affiliates) any assets of any Company or Company Subsidiary, except with respect to the Echo Master Lease Agreement;

(f)            not make any material change in the accounting methods used by Sellers for any Company or Company Subsidiary, except as required by GAAP;

(g)          not merge or consolidate with any other entity, undertake any recapitalization, adopt any plan of dissolution or liquidation, make any voluntary bankruptcy or insolvency filing (or consent to any such involuntary filing) or reorganization, or not maintain its existence as a limited liability company;

(h)           not incur or assume any Indebtedness other than that which is satisfied and released in full prior to the Closing;

(i)           not redeem or repurchase, directly or indirectly, any equity interests of the Company or declare, set aside or pay any dividends or make any other distributions (whether in cash or in kind) with respect to the equity interests of the Company, provided that the Company shall be permitted to make cash dividends prior to September 1, 2019;

(j)            not issue, sell, pledge or transfer any equity interests of the Company or enter into any agreement for the sale, voting, registration or repurchase of any equity interests of the Company (including any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, any such equity interests);

(k)           not voluntarily incur, create or assume any Encumbrance (other than Permitted Encumbrances) other than Permitted Liens;

(l)           not make or change any material Tax election, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(m)          not release, waive, settle or compromise any dispute for amounts over $100,000 or that would restrict the business in any material respect;

(n)           not hire any employees;

(o)           not enter into any transaction or Contract with either Seller or any of their Affiliates other then as contemplated herein;

(p)           not amend the Charter Documents of the Company, except for ministerial amendments;

(q)           not accelerate the collection of accounts receivables, or delay the payment of accounts payables or take any other action that would change the historical working capital practices of the Companies; and

(r)            not commit or agree to do any of the foregoing.

Section 6.02         Access to Information.  From the Effective Date until the Closing, Sellers shall, and shall cause the Companies and the Company Subsidiaries to use commercially reasonable efforts to:  (a) grant Buyer and its Representatives and counsel reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Companies, the Company Subsidiaries and the Projects; (b) furnish Buyer and its Representatives and counsel with such financial, operating and other data and information related to the Companies, the Company Subsidiaries and the Projects as Buyer or any of its Representatives and counsel may reasonably request; and (c) instruct the Representatives and counsel of Sellers and the Companies to cooperate with Buyer in its investigation of the Companies, the Company Subsidiaries and the Projects; provided, however, that any such investigation shall not:  (i) interfere unreasonably with normal operations of (A) a Seller, any Company, any Project or any customer of a Seller or any Company or (B) Sellers’ or their Affiliate’s execution of their respective obligations hereunder; (ii) violate any applicable Laws or safety and security procedures or rules of a Seller, any Company, any Project or any customer of a Seller or any Company; or (iii) in the reasonable opinion of counsel, infringe upon any attorney-client work product or like privilege.  All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Sellers.  Prior to the Closing, without the prior written consent of Sellers, which may be withheld in Sellers’ sole discretion, Buyer shall not contact any suppliers to, or customers of, any Seller or any Company, and Buyer shall have no right to perform air, surface, invasive or subsurface investigations of the Real Property or invasive or destructive sampling of any Project Assets.  Buyer shall, and shall cause its Representatives and counsel to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.  Notwithstanding anything to the contrary in the Confidentiality Agreement, Buyer agrees to indemnify and hold harmless each Seller, each Company and each of their respective Affiliates, contractors, agents or employees against and from any Loss arising from Buyer’s or any of its representatives’ or contractors’ conduct of the due diligence activities permitted by this Section 6.02 or any breach of this Section 6.02.

Section 6.03         Supplement to Schedules.  From time to time prior to the Closing, but in no event more than once in every seven (7) day period, the Sellers shall have the right (but not the obligation) to supplement or amend the Schedules with respect to any matter hereafter arising or of which it becomes aware after the Effective Date (each a “Schedule Supplement”). The Sellers shall deliver any Schedule Supplement no later than three (3) Business Days prior to the Closing Date or, if less than three (3) Business Days prior to the Closing Date, a period prior to the Closing Date which Buyer acknowledges in writing was reasonably sufficient to review such information. Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement pursuant to Section 10.01 or determine the conditions set forth in Section 8.02(q) have not been satisfied within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement or to determine that the conditions set forth in Section 8.02(q) have not been satisfied with respect to only such matter solely based on the facts and circumstance as it was disclosed to Buyer at the time of the Schedule Supplement, taken by itself; provided, however, that the foregoing waiver shall not affect Buyer’s right to terminate this Agreement or to determine that the conditions set forth in Section 8.02(q) have not been satisfied if either the facts and circumstances with respect to such matter materially change from those disclosed to the Buyer at the time of the Schedule Supplement or additional matters are disclosed in subsequent Schedule Supplements which, when taken together with the matters presently disclosed, would in the aggregate permit the Buyer to terminate this Agreement or to determine that the conditions set forth in Section 8.02(q) have not been satisfied.  For avoidance of doubt, no Schedule Supplement shall affect any right of indemnification under this Agreement.

Section 6.04          Officer, Manager and Director Indemnification.

(a)           Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Effective Date or who becomes prior to the Closing Date, an officer, manager or director of the Company, as provided in the certificate of formation or the operating agreement of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the Effective Date and disclosed in Schedule 6.04(a), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)         The obligations of Buyer and the Company under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect any officer, manager or director to whom this Section 6.04 applies without the consent of such affected officer, manager or director (it being expressly agreed that the officers, managers and directors to whom this Section 6.04 applies shall be third-party beneficiaries of this Section 6.04, each of whom may enforce the provisions of this Section 6.04).

(c)          In the event Buyer, the Company or any of their respective successors or assigns:  (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as applicable, shall assume all of the obligations set forth in this Section 6.04.

Section 6.05          Confidentiality.

(a)           This Agreement and all information disclosed to a Party by another Party pursuant to this Agreement shall be governed by the Confidentiality Agreement and the Parties shall abide by the provisions of the Confidentiality Agreement; provided that nothing in this Section 6.05 shall limit the disclosure by any Party of any information in connection with any litigation between the Parties (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation).

(b)          After the Closing, each Party agrees to treat and hold as confidential any information concerning the business and affairs of the other Party to which such Closing relates, which is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information other than in accordance with this Agreement, for purposes internal to Seller and its Affiliates or as otherwise agreed in writing between Seller or any of its Affiliates and Buyer or any of its Affiliates.  In the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party shall (to the extent practical given the circumstances) notify the other Parties promptly of the request or requirement so that the other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 6.04(b).  If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Party may disclose the Confidential Information to the tribunal; provided that such Party shall use commercially reasonable efforts to obtain, at the request and expense of any other Party, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as a Party shall designate.

(c)           Notwithstanding the foregoing provisions of this Section 6.05 or the Confidentiality Agreement, Buyer agrees that Sellers may, indirectly or directly, through one or more intermediaries, furnish this Agreement to any Person in connection with the termination of any other agreement with respect to the acquisition of any of the Projects by such Person.

Section 6.06          Governmental Approvals and Other Third-Party Consents.

(a)          From the Effective Date through the Closing Date, each Party shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to make or obtain all notices, filings, consents, waivers, confirmations and approvals of Governmental Authorities that any of Seller, Buyer or their respective Affiliates are required to make or obtain before the Closing in order to consummate the Transactions and maintain such consents in full force and effect once made or obtained, which shall include to:  (i) make or cause to be made any filings required under any foreign, federal, state or local Laws with respect to the Transactions, in each case, as promptly as is reasonably practicable, and to pay any fees due from it in connection with such filings; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under any Laws with respect to the Transactions as promptly as is reasonably practicable; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, and permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority to the extent it is reasonably practicable to do so; (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings; (vi) comply, as promptly as reasonably practicable, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents or other materials; (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any Law; (ix) request expedited and, as appropriate, confidential treatment of any such filings; and (x) cooperate in good faith with all Governmental Authorities and not take any action that would reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings.

(b)         No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the Transactions, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting including with or through the Representatives and counsel of the other Party.  Subject to the Confidentiality Agreement and Section 6.05, the Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives or counsel, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that either Party may redact from any filings provided to the other Party hereunder, and shall not be required to provide any materials or information hereunder, to the extent such filings, materials or information relate to the providing Party and not to the Company.

(c)          HSR Act.  As promptly as reasonably practicable, but in no event later than fifteen (15) Business Days after the Effective Date, or such other time as mutually agreed upon by the Parties, Seller and Buyer shall prepare and file all filings applicable to it in connection with the Transactions that may be required under the HSR Act. Subject to Section 6.06:  (a) each Party shall cooperate in good faith with the other Party in the preparation of all necessary filings and shall make its initial HSR Act filing on the same date; and (b) Buyer and each Seller shall and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the expiration of any applicable notice or waiting periods under the HSR Act with respect to the Transactions as promptly as is reasonably practicable, including complying with any requests received by Buyer or either Seller or any of their respective Affiliates, as applicable, from a Governmental Authority under the HSR Act for additional information, documents or other materials.  Buyer shall pay all fees payable to the United States Government in connection with the filings under the HSR Act, if any.

(d)         Buyer shall not contact CFIUS with respect to the Transactions, or file a voluntary notification with CFIUS pursuant to Section 721 of the Defense Production Act of 1950, as amended.  In the event that Buyer receives notice that CFIUS has requested a notification or initiated a review of the Transactions pursuant to 31 C.F.R. § 800.401(b) or (c), Buyer shall promptly provide notify Sellers of such notice.  Buyer reserves the right to comply with any such request from CFIUS and to cooperate with any review initiated by CFIUS.  Buyer agrees that Sellers shall have no obligation to repurchase any of the Membership Interests in the event that CFIUS orders Buyer to divest any of such Membership Interests.

(e)          Notwithstanding the foregoing, solely with respect to approval of a Governmental Authority under the HSR Act or by FERC, Buyer and its Affiliates shall not be required to commit to or effect (and Sellers shall not commit to or effect without the consent of Buyer) (i) the sale or disposition of, or prohibition or limitation on the ownership or operation by Buyer or any of its subsidiaries of specific assets or categories of assets or businesses; (ii) the amendment or termination of existing contracts, licenses or other relationships; (iii) the entering into of new contracts, licenses or other relationships; and (iv) behavioral commitments limiting or modifying Buyer’s or any of its Affiliates’ rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines or assets.

(f)           As soon is as practicable, but in any event, prior to the Closing Date, Sellers shall (or shall cause their respective Affiliates to):  (i) file a QF self-certification with respect to (A) each Project set forth on Schedule 4.07 and (B) any other Projects (other than the fuel cell energy Projects listed on Annex II) that have a power production capacity greater than 1 MW, applying the method of calculation in 18 C.F.R. §292.204, with respect to which such filing has not been made as of the Effective Date; (ii) submit to the FERC Office of Enforcement a self-report related to the wholesale sale of energy, capacity or ancillary services from any Late QF Project prior to the QF self-certification of any such Late QF Project; and (iii)  file with FERC a refund report related to the wholesale sale of energy, capacity or ancillary services from any Late QF Project prior to the QF self-certification of such Late QF Projects and request from FERC an order accepting the refund report.

Section 6.07          Books and Records.

(a)           Subject to its confidentiality obligations hereunder and under the terms of the Confidentiality Agreement, Seller shall have the right to retain a copy of all books and records delivered to Buyer.

(b)           In order to facilitate the resolution of any claims that may be made by or against or incurred by Buyer or the Company after the Closing, for a period of five (5) years following the Closing, Buyer shall:

(i)          retain the books and records (including personnel files) acquired from Seller which relate to any of the Company, the Company Subsidiaries and their operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Representatives of Seller or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)           Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08         Closing Conditions.  From the Effective Date until the Closing, each Party shall, and Seller shall cause the Company or the Company Subsidiaries, as applicable, to, use commercially reasonable efforts to take such actions as are reasonably necessary to satisfy the closing conditions set forth in Article VIII.

Section 6.09         Public Announcements.  Except for statements made or issued:  (a) pursuant to the Securities Act, the Securities Exchange Act of 1934 or any Canadian Securities Laws; (b) pursuant to any listing agreement with any national securities exchange in Canada or the United States or the National Association of Securities Dealers, Inc.; or (c) as otherwise required by applicable Law, no Party shall issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, provided that for any disclosures under clauses (a) through (c) above, no Party shall be permitted to disclose any schedules, annexes or exhibits to this Agreement without the prior consent of the other Parties.  The releasing Party shall provide a copy of such proposed press release or statement to the other Party at least two (2) Business Days before releasing it to the public and incorporate any reasonable changes which are suggested by the non-releasing Party prior to releasing or making the statement.  Following the consummation of the Closing, the Parties shall cooperate to prepare a press release with respect to Transactions which shall be in substance mutually acceptable to Buyer and Sellers.

Section 6.10          Further Assurances.

(a)           Following the Effective Date, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

(b)          Promptly following the Closing, Sellers shall request the prompt return or destruction of all non-public information concerning the Companies or the Company Subsidiaries theretofore furnished to any Person (other than Buyer) with whom a confidentiality agreement related to the proposed Transaction was entered into at any time within the six (6) month period immediately preceding the Effective Date.

(c)           Within five (5) Business Days following the Closing Date, Seller shall have provided Buyer (including by electronic delivery) with the books and records of the Company, the Company Subsidiaries and the Projects relating to periods prior to the Closing Date (in each case, for the immediately preceding three (3) years), to the extent such books are records are reasonably available to the Company or any Company Affiliate.

Section 6.11          Delayed Project Transfer.

(a)           After the Effective Date, Sellers shall use commercially reasonable efforts to complete, and cause their Affiliates to complete, the transactions contemplated by the Project Asset Transfer by September 1, 2019.

(b)          Notwithstanding anything to the contrary contained in this Agreement, to the extent that the assignment, transfer, conveyance or delivery or attempted assignment, transfer, conveyance or delivery to Arcadia Solar or Arcadia Fuel Cell of any Project or associated Project Asset would require any governmental or third-party authorizations, approvals, consents or waivers (“Transfer Consents”), Sellers shall, and shall direct their Affiliates to use commercially reasonable efforts to obtain such Transfer Consents prior to September 1, 2019, and if not obtained by then, then by Closing, provided that if any such Transfer Consents shall not have been obtained prior to the Outside Termination Date, and the conditions to Closing set forth in Article VIII have otherwise all been satisfied or waived, including Section 8.02(k): (i) the Closing shall proceed without the assignment, transfer, conveyance or delivery of any such Project; (ii)  Section 6.11(c) shall apply to the Parties with respect to any such Project; and (iii) for the purposes of Sections 3.04(a), 3.04(b), 3.05, 4.02(b) and 4.02(c) and Article V as of the Closing Date, Annex II shall be updated to remove the references to any Project not being assigned, transferred, conveyed or delivered as of the Closing, which shall thereafter be subject to the terms of this Section 6.11.

(c)          This Agreement shall not constitute an agreement to assign or transfer any Project or Project Asset if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Company or any Company Subsidiary.  In the event that any Transfer Consents have not been obtained as of Closing as set forth in Section 6.11(b), Sellers, on the one hand, and Buyer, on the other hand, shall negotiate in good faith to enter into a mutually acceptable agreement under which: (i) the applicable Project shall be transferred to the Buyer or the Company, as applicable, promptly after the respective Transfer Consent has been obtained; (ii) the Purchase Price paid to the applicable Seller by Buyer on the Closing Date shall include the amount as set forth on Annex IV with respect to such Project as if the relevant Transfer Consent had been obtained prior to the Closing Date; (iii) the terms of Sections 3.04(a), 3.04(b), 3.05, 4.02(b) and 4.02(c) and Article V shall be incorporated into such agreement as applied to such Project; and (iv) (A) Sellers shall deliver a monthly report to Buyer with respect to the economics of such Project from and after September 1, 2019 (which Buyer shall have a reasonable opportunity to review and Sellers shall take in consideration good faith any reasonable comments of Buyer), and (B) the applicable Company (which following the Closing shall be owned by the Buyer) shall be deemed to, in compliance with Law, obtain the economic benefits and assume the obligations and bear the economic burdens associated with such Project in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Company, or under which the applicable Seller would, at the Company’s expense, enforce for the benefit of the Company any and all of its rights against a third party (including any Governmental Authority) associated with such Project, claim, right or benefit (collectively, “Third Party Rights”), and Sellers would promptly pay to the Company when received all economic benefits (less the economic obligations and economic burdens, but including associated Tax benefits and burdens to the applicable Company and/or Seller (assuming a Tax rate equal to the then-highest marginal federal income tax rate applicable to U.S. corporations, as in effect from time to time), including any economic burden associated with any drawdown or claim related to any Unreleased Support Obligations related to such Project which results from an event occurring on or after September 1, 2019 but prior to the Closing, received (or incurred) by the applicable Seller or any of its Affiliates in connection with such Project until the relevant Transfer Consent is received (at which time such Project will be formally transferred and assigned to the Company).  In connection with such an agreement, Buyer shall indemnify and hold harmless Sellers and any of their Affiliates, contractors, agents or employees against and from any Loss arising from any Seller’s use or operation of any such Project that is not transferred as of the Closing Date pursuant to such agreement, except to the extent such Loss results from Sellers failure to operate such Project in accordance with Good Utility Practices.

(d)           To the extent that, by one hundred eighty (180) days after the Closing Date, any Project subject to an agreement described in Section 6.11(c) has not been assigned, transferred, conveyed or delivered to Buyer, Buyer shall then have the option of determining, in its sole discretion, whether to extend the time period for the agreement described in Section 6.11(c) for another one hundred eighty (180) days following the termination of the initial period of one hundred eighty (180) days after the Closing Date.  Buyer shall notify Sellers in writing of such determination and (i) if Buyer chooses not to extend the time period, or (ii) it has been three hundred sixty (360) days after the Closing Date, Sellers shall promptly (but not later than ten (10) Business Days following the receipt of such notification) pay to Buyer the (X) the sum of (I) amount set forth on Annex IV with respect to such Project Asset which was paid by Buyer to Sellers on the Closing Date plus (II) any amount paid by Buyer for indemnification in accordance with Section 6.11(c), minus (Y) any amounts paid by Sellers to Buyer pursuant to Section 6.11(c)(ii).  If the amount paid by Sellers to Buyer pursuant to Section 6.11(c)(ii) exceeds the sum of (x) amount paid by Buyer to Sellers as described in Section 6.11(c)(i) plus (y) any amount paid by Buyer for indemnification in accordance with Section 6.11(c), then Buyer shall promptly (but not later than ten (10) Business Days following the giving of such notification) pay an amount equal to such difference to Sellers.  Any net payment by Sellers pursuant to this Section 6.11(d) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.12        Excluded Assets.  Nothing in this Agreement shall be construed as conferring on Buyer, and Buyer is not acquiring pursuant to this Agreement, any right, title or interest in, to or under any of the Excluded Assets.  At or prior to the Closing, one or more Affiliates of Sellers shall convey all of the Project’s rights, title and interest, if any, in the Excluded Assets to the applicable Seller or an Affiliate of such Seller.  Buyer agrees that any payment received by Buyer or the Company after Closing with respect to an Excluded Asset shall be promptly remitted to Sellers.

Section 6.13         Return of Support Obligations.  If any Support Obligations listed on Schedule 6.13 (excluding any Seller Cash Collateral) remain in effect as of the Closing Date (“Unreleased Support Obligations”), and Sellers nevertheless wish to proceed with Closing, then:

(a)          Buyer shall diligently seek to cause all such Unreleased Support Obligations to be replaced with letters of credit, guaranties or other security acceptable to the beneficiary thereof, as applicable, in accordance with the terms and conditions of the applicable Permit or Contract and, in connection therewith, with respect to any Unreleased Support Obligation represented by a letter of credit or guarantee, Buyer shall (or shall cause the applicable beneficiary thereof to) use commercially reasonable efforts to return such Unreleased Support Obligation to the applicable Seller or the applicable issuer of such Unreleased Support Obligation, as applicable, together with a cancellation request executed by the applicable beneficiary thereof; and

(b)          (i) On and after the Closing Date, if a beneficiary of any Unreleased Support Obligation with respect to which the applicable Seller or its Affiliates (excluding the Companies and the Company Subsidiaries) has not been released draws or collects on any such Unreleased Support Obligation or the applicable Seller and/or its Affiliates (excluding the Companies and the Company Subsidiaries), as applicable, incur a cost or expense on account of any such Unreleased Support Obligation and (ii) the event or condition giving rise to such drawing or demand under any such Unreleased Support Obligation has occurred on or after the Closing Date, Buyer shall, within fifteen (15) days after the applicable Seller notifies Buyer in writing of such drawing or payment, reimburse the applicable Seller and/or such Affiliate thereof, as applicable, for the amount of a drawing or payment under such Unreleased Support Obligation paid or incurred by the applicable Seller and/or such Affiliates, as applicable, in connection with such Unreleased Support Obligation.  Notwithstanding anything to the contrary provided herein, if the event or condition giving rise to such drawing or demand under any such Unreleased Support Obligation has occurred before the Closing Date, Buyer shall not be responsible for any such cost, expense or loss arising under such Unreleased Support Obligation and all such costs, expenses or losses shall be borne solely by the applicable Seller and/or its applicable Affiliates.  To the extent that any such payment or reimbursement is not made as provided above within fifteen (15) days after the applicable Seller notifies Buyer in writing of such drawing or payment recoverable pursuant to the first sentence of this Section 6.13(b), such drawing or payment shall bear interest (y) in respect of any Unreleased Support Obligation that accrues interest, at the rate per annum at which such Unreleased Support Obligation accrues interest or (z) in respect of any Unreleased Support Obligation that does not accrue interest, at a rate equal to Reference Rate plus one and one-half percent (1.5%) per annum, in either case, from the date that Buyer shall have been obligated to reimburse the applicable Seller and/or its Affiliates under this Section 6.13(b) through the date of payment.  Buyer shall indemnify the applicable Seller and/or its applicable Affiliates for any reasonable and documented expenses incurred by the applicable Seller and/or its Affiliates solely in connection with enforcing Buyer’s obligation to make any reimbursement that is required but not timely made pursuant to this Section 6.13(b).

Section 6.14          SFGF II’s Approved Project Company Purchase Obligations.

(a)           With respect to the Projects listed on Schedule 6.14(a) at Closing, Buyer agrees that, from and after the Closing Date, as owner of one hundred percent (100%) of the SFGF II Membership Interests:  if and to the extent that Buyer determines in good faith that based on the information provided by Sellers, that all conditions precedent to Section 4.1(a) (the “Objective Conditions”) of the SFGF II MPA will be met with respect to any such Project,  in accordance with the terms and conditions set forth in the SFGF II MPA and the SFGF II LLC Agreement, Buyer, as “Managing Member” of SFGF II shall seek the approval of the holders of the SFGF II Class A Units for each such Project to be considered an “Approved Project” such that SFGF II will purchase the “Approved Project Company” under the SFGF II MPA prior to its Completion Deadline.

(b)          Buyer agrees that in the event any of the Projects listed on Schedule 6.14(a) at Closing  is not purchased by SFGF II pursuant to Section 6.14(a), notwithstanding that the Objective Conditions have been met with respect to any such Project, as a result of the failure of the holders of the SFGF II Class A Units to provide approval under Section 6.03(x) of the SFGF II LLC Agreement, then Buyer shall, subject to terms and conditions substantially similar to the terms and conditions set forth in the SFGF II MPA  (including (x) that such Project will have only achieved “Interim Completion” (as defined in the SFGF II MPA) at the time of such purchase and (y) that WGL Seller complete such Project on substantially similar terms as set forth in Section 3.1 of the SFGF II MPA) or as otherwise mutually agreed by the Buyer and WGL Seller, purchase such Project from WGL Seller for the price set forth on Schedule 6.14(a); provided that WGL Seller provides Buyer with at least ten (10) Business Days prior written notice.

(c)          With respect to the Project listed on Schedule 6.14(c) at Closing,   Buyer shall, subject to terms and conditions substantially similar to the terms and conditions set forth in the SFGF II MPA (including (x) that such Project will have only achieved “Interim Completion” (as defined in the SFGF II MIPA) at the time of such purchase and (y) that WGL Seller complete such Project on substantially similar terms as set forth in Section 3.1 of the SFGF II MPA) or as otherwise mutually agreed by the Buyer and WGL Seller, purchase such Project from WGL Seller for the price set forth on Schedule 6.14(c); provided that WGL Seller provides Buyer with at least ten (10) Business Days prior written notice.

(d)           As of the Closing, Seller shall update (i) Schedule 6.14(a) to remove any Project set forth therein that is already owned by SFGF II at such time and (ii) Schedule 6.14(c) to remove the Project set forth therein if such Project is already owned by Arcadia Solar at Closing, provided that, for the sake of clarity, through its purchase and acquisition of Arcadia Solar, the Parties hereby agree that (A) Buyer shall only be required to purchase the Project set forth on Schedule 6.14(c) at Closing subject to substantially similar terms and conditions as set forth in the SFGF II MPA (including (x) that such Project will have only achieved “Interim Completion” (as defined in the SFGF II MIPA) at the time of Closing and (y) that WGL Seller complete such Project on substantially similar terms as set forth in Section 3.1 of the SFGF II MPA) and (B) if the conditions set forth in clause (A) of this Section 6.14(d)(ii) are not met, such Project shall remain on Schedule 6.14(c) at Closing.

Section 6.15         Remediation Expenditures.  Seller shall, prior to the Closing of the Transactions, use commercially reasonable efforts to complete all of the remediation projects and other ordinary course repairs and equipment replacements set forth on Schedule 6.15.  If any such remediation is not fully completed as of the Closing, Seller shall reimburse Buyer for all expenses associated with completing such remediation and other repairs and replacements after the Closing.

Section 6.16          [RESERVED]

Section 6.17          Residential Solar Service Provider.  On or prior to September 15, 2019, if Buyer has not favorably concluded its internal review process with respect each Residential Solar Service Provider, then WGL Seller shall use commercially reasonable efforts to assist Buyer in replacing any Residential Solar Service Provider which does not pass Buyer’s internal review process, under any applicable servicing arrangement or Contract to which such Residential Solar Service Provider is party with either Lease Dimensions Inc. or another service provider acceptable to Buyer.

Section 6.18         Audit Support.  Upon the written request of Buyer, Sellers shall make their Representatives and counsel available to Buyer for the purpose of supporting Buyer in response to any IRS audit of a Company’s or a Company Subsidiary’s Taxes or Tax Returns for taxable periods:  (a) prior to the Closing Date; and (b) taxable year immediately following the year that the Closing is consummated for a service fee payable by Buyer to WGL Seller equal to the market standard rate at the time for equivalent services.

Section 6.19        Charter Documents.  Following the Effective Date and prior to the Closing Date, Sellers shall use commercially reasonable efforts to provide to Buyer copies of the Charter Documents of each Company and Company Subsidiary, and to help identify any Company or Company Subsidiary which has a Charter Document under which the day to day management of the Company or Company Subsidiary is delegated to a natural person, and work collaboratively with Buyer to  amend and restate any such Charter Documents effective as of the Closing Date in a manner which is in form and substance reasonably satisfactory to the Buyer and expressly permitted by any required third party approvals.

Section 6.20          Project Insurance Claims.  Sellers shall use commercially reasonable efforts: (a) promptly on or following the Effective Date, to deliver to Buyer a list of all claims made under the Project Insurance in the three (3) years prior to the Effective Date; and (b) on or prior to the Closing Date, to update such list of claims to add any claims made under the Project Insurance after the Effective Date and prior to the Closing Date.

Section 6.21         Portfolio Economic Benefits.  It is the Parties’ intent that in the event of Closing that occurs after September 1, 2019, the Buyer shall be entitled to the economic benefits (less the economic obligations and economic burdens, but including associated Tax benefits and burdens to the applicable Company and/or Seller (assuming a Tax rate equal to the then-highest marginal federal income tax rate applicable to U.S. corporations, as in effect from time to time)) associated with all of the Companies, Company Subsidiaries and Projects, including any economic burden associated with any drawdown or claim related to any Unreleased Support Obligations which results from an event occurring on or after September 1, 2019 but prior to the Closing (the “Portfolio Economic Benefits”), assuming that the Closing had occurred on September 1, 2019.  In the event that the Closing does not occur by September 1, 2019, then if any Portfolio Economic Benefits are not contributed to or retained by the applicable Company during the period from September 1, 2019 until the Closing, they shall be referred to as “Portfolio Leakage Amounts”, and shall be reflected as an adjustment to the Purchase Price in accordance with Section 2.02 and Section 2.04.  In such case, Sellers shall deliver the Portfolio Economic Report to Buyer on a monthly basis from and after September 1, 2019.  The calculation of the Portfolio Economic Benefits shall be made in accordance with the Portfolio Economic Report; provided that Buyer shall have a right to review any Portfolio Economic Report during the adjustment period contemplated by Section 2.04.  For the sake of clarity, if the Closing has not occurred by September 1, 2019, Sellers shall deliver a Portfolio Economic Report from and after September 1, 2019 until the earlier of the Closing or a termination of this Agreement under Article X.

Section 6.22        Existing Litigation.  From and following the Effective Date and until the Closing Date, each Seller, as applicable, shall, or shall cause the applicable Company Subsidiary, to diligently pursue the prosecution, settlement or compromise of each Existing Litigation.  From and following the Closing Date, each Seller and Buyer (at their own cost) shall cooperate in good faith to pursue the prosecution, settlement or compromise of the Existing Litigation identified as item 1 on Schedule 3.12(a) (GL Georgia Project Group LLC v. Chief Manufacturing, Inc.), and: (i) the Sellers shall be entitled to the economic benefits  associated with resolution of such Existing Litigation for the period prior to September 1, 2019; and (ii) the Buyer shall be entitled to the economic benefits  associated with resolution of such Existing Litigation for the period from and after September 1, 2019.

Section 6.23          Property Tax Appeals.  From and following the Effective Date and until the Closing Date, each Seller, as applicable, shall, or shall cause the applicable Company Subsidiary to diligently pursue the prosecution, settlement or compromise of the applicable Seller Tax Appeals.  From and following the Closing Date, each Seller and Buyer (at their own cost) shall cooperate in good faith to pursue the prosecution, settlement or compromise of each of the Seller Tax Appeals, and: (i) the Sellers shall be entitled to the economic benefits associated with resolution of such Seller Tax Appeals for the period prior to September 1, 2019; and (ii) the Buyer shall be entitled to the economic benefits associated with resolution of such Seller Tax Appeals for the period from and after September 1, 2019.

Section 6.24        Fuel Cell Project FERC Filing.  WGL Seller agrees to cooperate with Buyer, at Buyer’s expense, in connection with Buyer’s preparation and submission to FERC of a petition for declaratory order regarding the non-traditional utility status of the fuel cell energy Projects listed in Annex II within ten (10) days following the satisfaction of the condition set forth in Section 8.03(g).

ARTICLE VII
Tax Matters

Section 7.01          Purchase Price Tax Allocation.  Sellers and Buyer agree that the sale of the Membership Interests pursuant to this Agreement shall be treated for United States federal and state income Tax purposes as a sale to Buyer of all of the assets of the Company and an assumption by Buyer of all of the liabilities of the Company.  No later than ninety (90) days following the Closing Date, Buyer shall deliver to Sellers a preliminary schedule allocating the Purchase Price among the Company’s assets which shall be consistent with the allocation in Annex IV (the “Purchase Price Tax Allocation Schedule”).  Buyer shall permit Sellers thirty (30) days to review and comment on the preliminary Purchase Price Tax Allocation Schedule.  Sellers shall notify Buyer in writing within thirty (30) days of its acceptance of or any dispute of the Purchase Price Tax Allocation Schedule.  If Sellers notify Buyer of a dispute, then the Parties shall negotiate in good faith to resolve any disputed aspects with respect to the preliminary Purchase Price Tax Allocation Schedule.  Sellers and Buyer agree and acknowledge that each shall report the Transactions to the applicable Tax authorities consistent with the final Purchase Price Tax Allocation Schedule mutually agreed upon pursuant to this Section 7.01.  The final Purchase Price Tax Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments.

Section 7.02          Tax Covenants.  Each Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the applicable Company after the Closing Date with respect to a Tax Return for a period ending on or before the Closing Date.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).  With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date:

(a)          Buyer shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods and in compliance with Law except as required by a change in Law or fact) and shall deliver a draft of such Tax Return to Sellers for Sellers’ review and approval at least thirty (30) days prior to the due date (including extensions) for filing such Tax Return;

(b)           Sellers and Buyer shall cooperate and consult with each other in order to finalize such Tax Return; and

(c)           thereafter, subject to Sellers’ payment to Buyer of any portion of such Tax in compliance with this Section 7.02 with respect to the Straddle Period, Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Tax authority and shall pay all Taxes shown as due and payable on such Tax Return.

Section 7.03          Tax Indemnification.

(a)          Sellers shall indemnify the Company and Buyer and hold them harmless from and against all Taxes of the Companies for all Pre-Closing Tax Periods (“Pre-Closing Taxes”) and Sellers shall reimburse Buyer for any such Taxes pursuant to this Section 7.03 within thirty (30) days after payment of such Taxes by Buyer or the Company; provided that, Sellers shall not be required to indemnify Buyer for any penalties resulting from Buyer’s failure to timely file any Tax Return.

(b)          Buyer shall indemnify Sellers for any Taxes of the Companies or relating to the business of the Companies that are prepaid by Sellers on or before the Closing Date and that are applied to a taxable period after the Closing Date (including to the post-Closing portion of a Straddle Period).

Section 7.04         Straddle Period.  With respect to any Company or Company Subsidiary characterized as a partnership for U.S. federal income tax purposes, Seller and Buyer agree to take into account their varying interests in such partnership using the interim closing of the books method permitted by Treasury Regulation Section 1.706-1(c)(2)(ii).  Otherwise, in the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), Sellers and Buyer shall determine the Tax attributable to the portion of the Straddle Period that ends on the Closing Date as follows:

(a)          in the case of ad valorem or property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(b)           in the case of any other Tax, the amount which would be payable computed on a closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date.

Section 7.05          Contests.  Buyer agrees to give prompt written notice to Sellers of the receipt of any notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity for which Sellers may be liable pursuant to Section 7.03 (a “Tax Claim”).  Sellers shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall have the right to attend or participate in respect of any such Tax Claim and Sellers shall obtain the prior written consent of Buyer before entering into any settlement, compromise or commencement of litigation in respect of a Tax Claim.

Section 7.06         Tax Refunds and Credits.  Sellers and Buyer each agree to pay to the other Parties any refund or rebate received (whether by payment, credit, offset or otherwise) by it or any of its Affiliates, in respect of any Taxes for which the other Party is liable, within thirty (30) days after receipt of such refund or rebate.  Sellers and Buyer shall cooperate to take any necessary steps to claim any such refund or rebate.  Schedule 7.06 lists each anticipated property tax refund claim.

Section 7.07         Cooperation and Exchange of Information.  Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in determining the Purchase Price Tax Allocation Schedule, filing any Tax Return pursuant to this Article VII, or in connection with any audit or other proceeding in respect of Taxes of the Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  Each of the Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for six (6) years.  Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer, as applicable, shall provide the other Parties with reasonable written notice and offer the other Party the opportunity to take custody of such materials.  Any unresolved disputes regarding the Purchase Price Tax Allocation Schedule, filing any Tax Return pursuant to this Article VII, or in connection with any audit or other proceeding in respect of Taxes of the Company will be resolved by a nationally recognized independent accounting firm mutually agreed upon by the Parties.  The costs and expenses of such independent accounting firm shall be shared equally by Buyer and Seller.

Section 7.08        Tax Treatment of Indemnification Payments.  Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law in which case such indemnification payments shall be grossed-up and paid on an after-tax basis.

Section 7.09           Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.10          Transfer Taxes.  All Transfer Taxes imposed on Buyer, a Seller or a Company by Law as a result of this Agreement shall be paid by Buyer.  Buyer shall timely file all Tax Returns for any Transfer Tax as required by Law and shall notify Seller when such filings have been made.  This Section 7.10 shall not apply to any Transfer Taxes resulting from the Project Asset Transfer, which the applicable Seller shall be solely responsible for paying.

Section 7.11          Overlap with Indemnification.  Other than with respect to claims for Recapture Liability which shall be governed by Article IX, to the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
Conditions to Closing

Section 8.01          Conditions to Obligations of All Parties.  The obligations of each Party to consummate the Transactions shall be subject to the fulfillment (or waiver by each Party), at or prior to the Closing, of each of the following conditions:

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions to be rescinded following completion thereof.

(b)           Solely with respect to the Projects, Companies and Company Subsidiaries being directly or indirectly conveyed, assigned or otherwise transferred to Buyer on the Closing Date, Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and other Persons listed on Schedule 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities listed on Schedule 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

(c)           Sellers shall have delivered written notice to Buyer of Sellers’ account or accounts for payment by Buyer of the Closing Payment at least two (2) Business Days prior to the Closing Date.

(d)           All HSR Act approvals shall have been obtained or waiting periods shall have expired or been terminated, if applicable with respect to the Transaction.

(e)           WGSW Seller and Buyer shall have entered into a mutually agreeable Purchase and Sale Agreement for the sale by WGSW Seller to Buyer of WGSW Seller’s entire ownership interest in the portfolio of residential solar assets owned by ASD Solar, LP as of the Effective Date, with a base purchase price set forth on Annex V, on substantive terms similar to those contained in this Agreement as may be applicable to such ownership interest.

Section 8.02          Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of each Seller contained in Article III and Article IV shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Companies.

(b)          Each Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to perform any such agreements, covenants and conditions would not reasonably be expected to be material to the applicable Company or Company Subsidiary.

(c)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller (in his or her capacity as such, and not in a personal capacity), that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller (in his or her capacity as such, and not in a personal capacity) certifying:  (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions; and (ii) the names and signatures of the officers of such Seller authorized to sign the documents to be delivered hereunder.

(e)           Each Seller shall have executed and delivered to Buyer the Transaction Documents to which it is a party.

(f)           Each Seller shall have delivered to Buyer written resignations, effective as of the Closing Date, of all officers, managers and directors (if any) of its respective Companies and the respective Company Subsidiaries.

(g)           Buyer shall have received releases of liability by Seller and its affiliates of the Company and the Company Subsidiaries, in a form reasonably satisfactory to Buyer.

(h)          Buyer shall have received evidence reasonably satisfactory to Buyer that (i) the Echo Master Lease Agreement, each Transaction Document (as defined in the Echo Master Lease Agreement) and all security interests, indebtedness or Encumbrances (other than Permitted Encumbrances) created or granted under or in connection with any such agreement shall have been irrevocably discharged, released or terminated (including by the filing of uniform commercial code termination statements), (ii) all of the Project Assets owned by WGSW Seller as “Lessor” under the Echo Master Lease Agreement as of the Effective Date have been irrevocably transferred to SF Echo, free and clear of all Encumbrances (other than Permitted Encumbrances) other than Permitted Liens; and (iii) any and all intercompany loans on Schedule 3.19 have been irrevocably discharged in full.

(i)            Buyer shall have received, in form and substance reasonably satisfactory to Buyer, amendments to or a further amendment and restatement of the Echo Assignment Agreement.

(j)            All O&M Agreements, AMAs and DAS Agreements to which a Seller or an Affiliate thereof is a party have been terminated or assigned to Buyer or the applicable Company or Company Subsidiary, as applicable.

(k)           The Project Asset Transfer has been completed, other than Projects which represent less than 50 megawatts of capacity.

(l)            Buyer shall have received a copy of each Project Asset Transfer Agreement.

(m)          Seller shall have provided Buyer with access (including by electronic delivery) to the books and records of the Company, the Company Subsidiaries and the Projects relating to periods prior to the Closing Date (in each case, for the immediately preceding three (3) years), to the extent such books are records are reasonably available to the Company or any Company Affiliate.

(n)           Buyer has received appraisals and cost segregation reports in respect of each applicable Project for which Seller possesses appraisals and cost segregation reports.

(o)          With respect to each applicable Project, Buyer has received a detailed breakdown of the costs and expenses incurred by Seller or its Affiliates with respect to each such Project, including: (i) the commercial operation date; and (ii) if applicable, the delivery commencement date.

(p)          Except for the SFEE Tax Equity Guaranty, which shall remain in place in its form as of the Effective Date following the Closing Date, each Tax Equity Guaranty shall be amended, amended and restated and/or assigned to Buyer or an Affiliate thereof (in each case, as permitted pursuant to, and in accordance with, the terms and conditions of the applicable limited liability company agreement of SFGF, SFGF II, SFEE and SFRC) such that: (i) the WGL Tax Equity Guarantor remains responsible for and retains the obligations under the applicable WGL Tax Equity Guaranty for all Liabilities relating to or pertaining to the applicable Projects, Company and Company Subsidiaries arising under, or related to, the period prior to the Closing Date and any Recapture Liability; and (ii) Buyer or an Affiliate thereof (in each case, as permitted pursuant to, and in accordance with, the terms and conditions of the applicable limited liability company agreement of SFGF, SFGF II, SFEE and SFRC) assumes the obligations for all Liabilities relating to or pertaining to the applicable Projects, Company and Company Subsidiaries arising under, or related to, the period from and following the Closing Date.

(q)           No Material Adverse Effect with respect to the Companies (collectively) shall have occurred after the Effective Date that is continuing.

(r)            Sellers have delivered or complied with, as applicable, all the items listed on Annex I.

(s)            Buyer shall have received evidence reasonably satisfactory to it that each covenant and agreement set forth in Section 6.06(f) shall have been completed and satisfied in all respects.

Section 8.03          Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)         The representations and warranties of Buyer contained in Article V shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), except where the failure of such representations and warranties to be true and correct would not materially impair Buyer’s authority, right or ability to consummate the Transactions.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer (in his or her capacity as such, and not in a personal capacity), that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d)           Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer (in his or her capacity as such, and not in a personal capacity) certifying: (i) that Buyer has all necessary corporate approvals; and (ii) the names and signatures of the officers of Buyer authorized to sign the documents to be delivered hereunder.

(e)           Buyer shall have executed and delivered to Sellers the Transaction Documents to which it is a party.

(f)            Buyer shall have delivered to Sellers cash in an amount equal to the Closing Payment (less the Deposit and the interest accrued thereon, which shall be transferred from the account held by the Escrow Agent to Sellers pursuant to the Escrow Agreement) by wire transfer in immediately available funds, to an account or accounts designated by Sellers.

ARTICLE IX
Indemnification

Section 9.01         Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect twelve (12) months after the Closing Date, except for:  (a) the representations and warranties in Section 3.14 (Environmental Representations), which shall survive for three (3) years after the Closing Date, (b) the representations and warranties in Section 3.16 (Tax Representations), which shall survive until the expiration of the applicable statute of limitations plus sixty (60) days, (c) the representations and warranties in Section 4.02(b) (Title Representations), which shall survive for two (2) years after the Closing Date; and (d) the Fundamental Representations, which shall survive for six (6) years after the Closing Date.  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than Article VII and those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period, and such claims shall survive until finally resolved.

Section 9.02         Indemnification by Sellers.  Subject to the other terms and conditions of this Article IX, each Seller shall severally and not jointly, in proportion to their respective share of the Purchase Price, indemnify Buyer, its Affiliates and their respective shareholders, members, officers, managers, directors, employees, agents, attorneys and representatives and successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement; (c) any Recapture Liability; (d) any deficiencies in the amount of Seller Cash Collateral relative to the amount paid by Buyer pursuant to Section 2.6(a); (e) any claim for Fraud, gross negligence or willful misconduct of Sellers or the Company; and (f) any Late QF Project Certification Liability.

Section 9.03          Indemnification by Buyer.  Subject to the other terms and conditions of this Article IX, Buyer shall indemnify each Seller, its Affiliates and their respective shareholders, members, officers, managers, directors, employees, agents, attorneys and representatives and successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.04        Certain Limitations.  The Party making a claim under this Article IX is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”  The indemnification provided for in Section 9.02 and Section 9.03, as applicable, shall be subject to the following limitations:

(a)           In no event shall Sellers have any obligation to indemnify any Buyer Indemnified Party for any claim pursuant to Section 9.02(a) (other than: (i) for the Tax Representations and the Fundamental Representations; or (ii) in the case of Fraud) if the Losses incurred by the Buyer Indemnified Party with respect to such claim are less than or equal to $100,000 (the “Claim Threshold”).

(b)          Sellers shall not be liable to any Buyer Indemnified Party for indemnification under Section 9.02(a) (other than: (i) for the Tax Representations and the Fundamental Representations; or (ii) in the case of Fraud) until the aggregate amount of all Losses incurred by the Buyer Indemnified Party, subject to the Claim Threshold, equals or exceeds an amount equal to one-half percent (0.5%) of the Purchase Price (the “Deductible”), in which event Sellers shall be liable for all Losses to the extent such Loss are in excess of the Deductible.

(c)           The aggregate amount of all Losses for which Sellers shall be liable to any Buyer Indemnified Party for indemnification under:

(i)           Section 9.02(a) (other than: (i) for the Tax Representations, the Title Representations, and the Fundamental Representations; or (ii) in the case of Fraud) shall not exceed an amount equal to ten percent (10%) of the Purchase Price;

(ii)          Section 9.02(a) (with respect to any inaccuracy or breach of any Title Representations) shall not exceed the applicable portion of the Purchase Price set forth on Annex IV relating to the Projects affected by such inaccuracy or breach and

(iii)         Section 9.02(a) (with respect to any inaccuracy or breach of any Fundamental Representations or Tax Representations), Section 9.02(b), and Section 9.02(d) shall not exceed the Purchase Price;

provided, that the aggregate amount which all of the Buyer Indemnified Parties will be entitled to receive with respect to any claims for indemnification arising out of Section 9.02(a) (solely in the case of Fraud), Section 9.02(c), Section 9.02(e) and Section 9.02(f) shall not be capped.

(d)           The aggregate amount of all Losses for which Buyer shall be liable to any Seller Indemnified Party for indemnification under:

(i)           Section 9.03(a) (other than the Buyer Fundamental Representations) shall not exceed an amount equal to ten percent (10%) of the Purchase Price;

(ii)          Section 9.03(a) (with respect to any inaccuracy or breach of any Buyer Fundamental Representations) or Section 9.03(b) shall not exceed the Purchase Price.

(e)          Payments by an Indemnifying Party pursuant to Section 9.02 or Section 9.03, as applicable, in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim; provided, however, the Indemnified Party shall not be obligated to seek recovery under any insurance policies.

(f)           Each Indemnified Party hereby acknowledges its obligations under the common law doctrine of mitigation, as it may apply to any Losses claimed by such Party under this Article IX.

(g)          IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY LOSSES OR DAMAGES OF ANY NATURE, OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE REGARDLESS OF WHETHER SAID CLAIM IS BASED ON CONTRACT, TORT, STRICT LIABILITY, OR OTHER THEORY OF LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (COLLECTIVELY, “NON-REIMBURSABLE DAMAGES”).  THE FOREGOING LIMITATIONS SHALL NOT APPLY TO DAMAGES: (I) THAT ARE ASSERTED BY AN UNAFFILIATED THIRD PARTY FOR WHICH A PARTY IS EXPRESSLY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT; OR (II) RESULTING FROM A CLAIM RELATED TO BUYER’S BREACH OF CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY RIGHTS WITH RESPECT TO THE PROJECTS.

Section 9.05          Indemnification Procedures.

(a)          Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action or other legal proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative or counsel of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, in advance of its exercise of such right, the Indemnifying Party shall deliver to the Indemnified Party an acknowledgement in writing of the unqualified obligation of the Indemnifying Party to indemnify the Indemnified Party for such claim; provided, however, such right of the Indemnifying Party shall not apply to any claims that relate to or involve: (i) alleged violations of criminal law; (ii) any claim seeking specific performance or injunctive relief; or (iii) an amount in controversy that is in excess of the liability limitations for the applicable subject matter in this Agreement.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.05(b), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)          Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b).  If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party.

(c)           Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim, which response may include a statement that the Indemnifying Party intends to attempt to cure the matter giving rise to the Direct Claim.  If the Indemnifying Party states that it intends to cure the matter giving rise to the Direct Claim, the Indemnifying Party shall have a period of thirty (30) days in which to effect a cure (such period shall be automatically extended for a period of up to an additional sixty (60) days if the Indemnifying Party is diligently attempting to effect a cure but needs additional time to do so) (such period, including any extension, the “Cure Period”).  During such thirty (30)-day period following receipt by the Indemnifying Party of the notice of the Direct Claim and during the Cure Period, the Indemnified Party shall provide reasonable access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records in connection with the Indemnifying Party and its professional advisors’ investigation of the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim; provided, however, that any such investigation or access shall not:  (i) interfere unreasonably with normal operations of any Indemnifying Party; (ii) violate any applicable Laws or safety and security procedures or rules of any Indemnifying Party; (iii) in the reasonable opinion of counsel, infringe upon any attorney-client work product or like privilege; or (iv) require the Indemnifying Party to disclose any information that it considers in good faith to be confidential or proprietary or that would be adverse to its interests in a legal proceeding.  If the Indemnifying Party does not respond to the notice of Direct Claim within the thirty (30)-day period provided above for such response or does not cure the matter giving rise to the Direct Claim within the Cure Period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06       Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law in which case such indemnification payments shall be grossed-up and paid on an after-tax basis.

Section 9.07          Exclusive Remedies.  The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims made under Article VII or arising from Fraud on the part of a Party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or any claim otherwise relating to the Project Assets or subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Party and their Affiliates and each of their respective Representatives and counsel arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII or this Article IX.  Nothing in this Section 9.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.11 or to seek any remedy on account of Fraud by any Party.

ARTICLE X
Termination

Section 10.01        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Sellers and Buyer;

(b)           by Buyer by written notice to Sellers if:

(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure cannot be cured by such Seller on or before the date that is the later of (A) six (6) months after the Effective Date and (B) three (3) months following receipt of written notice of such breach, inaccuracy or failure, provided, that such cure period shall not extend beyond the later of (x) twelve (12) months after the Effective Date and (y) thirty (30) days following any receipt during the twelfth (12th) month after the Effective Date of written notice of such breach, inaccuracy or failure, unless otherwise agreed in writing by the Parties   (the “Outside Termination Date”);

(ii)         any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by the Outside Termination Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c)           by a Seller by written notice to Buyer if:

(i)          Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII, and such breach, inaccuracy or failure cannot be cured by Buyer on or before the Outside Termination Date, unless otherwise agreed in writing by the Parties; or

(ii)         any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Termination Date, unless such failure shall be due to the failure of such Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)           by Buyer or a Seller in the event that:

(i)           there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited; or

(ii)         any Governmental Authority shall have issued a Governmental Order (including with respect to the HSR Act, if applicable) restraining or enjoining the Transactions, and such Governmental Order shall have become final and non-appealable.

Section 10.02        Termination Fee.

(a)          In the event of the termination of this Agreement by a Seller in accordance with Section 10.01(c)(i), Buyer shall immediately pay to Sellers, as liquidated damages in connection with any such termination, a fee in the amount of the Deposit and the interest accrued thereon (the “Termination Fee”); provided, payment of such Termination Fee by Buyer to Sellers shall be satisfied through application of the Deposit and the interest accrued thereon provided by Buyer to Sellers in accordance with Section 2.03.

(b)           Upon Sellers’ receipt of the Termination Fee:  (i) no Seller or Affiliate of any Seller shall have any rights or claims against Buyer or any Affiliate of Buyer relating to this Agreement or the other Transaction Documents or any of the Transactions (other than the Surviving Obligations), whether at law, in equity, in contract, in tort or otherwise; and (ii) Buyer shall have no further liability to the Sellers, the Companies or any Affiliate of Sellers with respect to this Agreement or the Transactions (other than the Surviving Obligations).  If Buyer is required to pay the Termination Fee pursuant to this Section 10.02, payment of the Termination Fee shall be the sole and exclusive remedy of the Sellers, the Companies or any of their respective former, current and future Affiliates, directors, officers, employees, incorporators, shareholders, members, managers, partners, agents, attorneys, other representatives, successors and/or assigns against Buyer and any of its respective former, current and future Affiliates, directors, officers, employees, incorporators, shareholders, members, managers, partners, agents, attorneys, other representatives, successors and/or assigns (the “Buyer Related Parties”) for any Losses suffered or incurred as a result of or under this Agreement, the other Transaction Documents or the Transactions, including the failure of the Closing to occur (other than the Surviving Obligations).  The Parties acknowledge and agree that in no event shall Buyer be required to pay the Termination Fee on more than one occasion or, together with the Buyer Related Parties, have any liability in excess of the Termination Fee under this Agreement prior to the Closing under any circumstances.

(c)           In the event of the termination of this Agreement in accordance with Section 10.01 that does not require payment of the Termination Fee, in accordance with Section 10.02(a), Sellers shall return the Deposit and the interest accrued thereon to Buyer.

(d)          Buyer and Sellers acknowledge and agree that the agreements contained in this Section 10.02 are an integral part of the Transactions and that, without these agreements, the Sellers and Buyer would not enter into this Agreement.  Each of the Parties further acknowledges that the payment by Buyer of the Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Sellers in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amounts would otherwise be impossible to calculate with precision.

Section 10.03        Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a)            as set forth in Section 6.05, Section 6.09, this Article X and Article XI; and

(b)            that nothing herein shall relieve any Party from liability for Fraud (clause (a) and clause (b), collectively, the “Surviving Obligations”).

ARTICLE XI
Miscellaneous

Section 11.01        Expenses.  Except as otherwise expressly provided herein (including Section 7.10), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02        Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to Sellers:

[REDACTED]

With a copy to:

[REDACTED]

If to Buyer:

 [REDACTED]

Section 11.03        Interpretation.  For purposes of this Agreement:

(a)           in the event that there is any conflict between this Agreement and the Confidentiality Agreement, the terms of this Agreement shall apply;

(b)           the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)           the use of the word “or” shall be construed as inclusive (e.g., “A or B” means “A or B, or both”);

(d)           the words “herein,” “hereof,” “hereby,” and “hereunder” refer to this Agreement as a whole;

(e)            references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms;

(g)           except where otherwise expressly provided for herein, any consent from a Party contemplated by this Agreement shall not be unreasonably withheld, conditioned or delayed by such Party;

(h)           unless the context otherwise requires, references herein:  (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;

(i)            this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted;

(j)            the Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; and

(k)           whenever the deadline for performance of an obligation falls on a day that is not a Business Day, the deadline for performance of such obligation shall be extended to the next Business Day.

Section 11.04        Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05        Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 11.06        Entire Agreement.  This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement shall control.

Section 11.07       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may not assign its rights or obligations hereunder without the prior written consent of each other Party in its sole discretion.

Section 11.08       No Third-Party Beneficiaries.  Except as provided in Section 6.04, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Buyer Indemnified Parties and Seller Indemnified Parties are express third-party beneficiaries of Article VI.

Section 11.09       Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE SOUTHERN DISTRICT OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(C).

Section 11.11       Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, subject to Section 10.02.

Section 11.12        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e‑mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13        Non-Recourse.  Without limiting the other Transaction Documents, (a) this Agreement may only be enforced against, and any Action or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party; and (b) no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of any Party under this Agreement or for any claim or Action based on, in respect of or by reason of the Transactions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WGL ENERGY SYSTEMS, INC.

By	/s/ Peter Ledig
Name:	Peter Ledig
Title:	President

WGSW, INC.

By	/s/ Peter Ledig
Name:	Peter Ledig
Title:	President

TERRAFORM ARCADIA HOLDINGS, LLC

By	/s/ William Fyfe
Name:	William Fyfe
Title:	General Counsel